UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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☑	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
Cintas Corporation
(Name of registrant as specified in its charter)

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6800 Cintas Boulevard
Cincinnati, Ohio 45262
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
Dear Shareholder:
On behalf of the Board of Directors (the Board) and employee-partners of Cintas Corporation (the Company), I invite you to attend our Annual Meeting of Shareholders (Annual Meeting) on October 28, 2025, at 11:30 a.m. Eastern Daylight Time. This year’s Annual Meeting will be a virtual meeting of shareholders. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CTAS2025. You will not be able to attend the Annual Meeting in person.
We have designed our virtual format to enhance, rather than constrain, shareholder access and participation. For example, if you experience technical difficulties during the Annual Meeting, there will be technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or voting during the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be listed on the Annual Meeting login web page.
This booklet includes notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director nominees.
Shareholders entitled to vote at this Annual Meeting are those of record as of the close of business on September 2, 2025. Please note that only shareholders of record or holders of valid proxies from such shareholders may attend online or vote during the meeting. Even if you are planning to attend the virtual meeting, you are strongly encouraged to vote your shares in advance through one of the methods described in the proxy statement.
We are once again pleased to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the Notice) instead of a paper copy of the proxy statement, the accompanying proxy card and our 2025 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet and vote online, as well as how shareholders can elect to receive paper copies of the proxy statement, proxy card and 2025 Annual Report free of charge. We believe that this process will allow us to provide our shareholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
Whether or not you plan to attend the meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your proxy card.

Sincerely,

Scott D. Farmer
Executive Chairman of the Board September 16, 2025

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF CINTAS CORPORATION

Time:	11:30 a.m., Eastern Daylight Time
Date:	October 28, 2025
Place:	Online at www.virtualshareholdermeeting.com/CTAS2025
Access:
Visit www.virtualshareholdermeeting.com/CTAS2025. To be able to access the Annual Meeting, you must have your 16-digit control number that is printed on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials).

Purpose:	1. To elect as directors, the nine nominees named in the attached proxy materials;
2. To approve, on an advisory basis, named executive officer compensation;
3. To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal 2026;
4. To vote on a shareholder proposal regarding support for shareholder ability to call for a special shareholder meeting, if properly presented;
5. To conduct other business, if properly raised.

Only shareholders of record on September 2, 2025, are entitled to notice of and to vote at, or attend, the meeting or any adjournment thereof. The approximate mailing date of the Notice of Internet Availability of Proxy Materials is September 16, 2025.

The vote of each shareholder is important. Whether or not you plan to virtually attend the 2025 Annual Meeting, please vote at your earliest convenience. You can vote your shares by completing and returning the proxy card sent to you. Shareholders can also vote their shares over the Internet or by telephone by following the voting instructions on the proxy card.

D. Brock Denton
Senior Vice President,
Secretary and General Counsel
September 16, 2025

Important Notice Regarding the Availability of Proxy Materials for the
 Annual Meeting of Shareholders to be Held on October 28, 2025

The Notice of Annual Meeting, 2025 Proxy Statement, the Company's 2025 Annual
 Report and Form of Proxy are available at www.cintas.com

LETTER FROM OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Cintas Shareholder:

Fiscal 2025 was another year of continued success and progress for Cintas, marked by strong organic revenue and earnings growth and all-time highs in gross margin and operating margin. These achievements reflect the strength and resilience of our business model, the depth of our customer relationships, the dedication of our employee-partners and the impact of our distinctive corporate culture.

Cintas generated record-breaking revenue of $10.34 billion for the fiscal year, representing 8% organic growth over the prior year and strong performance across all business segments. Diluted earnings per share (EPS) increased 16.1% to $4.40 from $3.79 in fiscal 20241. For the 54th time in the last 56 years, we grew in both revenue and profit – a testament to the enduring strength of the Cintas value proposition.

Our success is rooted in a clear strategy - to help businesses get Ready for the Workday® by providing essential products and services that enhance their image, safety, cleanliness and compliance. Cintas remains focused on expanding our reach to the millions of businesses across North America that are not yet customers, while deepening our relationships with the many businesses we already serve. To advance this strategy, we are committed to making critical investments to enhance the customer experience, empower our employee-partners to succeed and drive long-term value for our shareholders.

•Enhancing Customer Value and Operational Excellence – Cintas is committed to strengthening our offerings by anticipating and responding to both existing and prospective customers’ evolving needs. A key driver of our progress is ongoing investment in technology and operational excellence. For example, our investment in the SAP system, SmartTruck platform and auto-sortation systems in our plants is transforming how we serve customers and support our teams. These technologies help enable us to provide faster, more consistent service and allow our employee-partners to spend more time with customers and less time on the road – aligning our resources where they have the greatest impact. With these improvements, we can better identify the next best product for our existing customers and identify the products that will resonate most with prospective customers.

•Empowering Our Employee-Partners – Our employee-partners are the backbone of our success, and we believe investing in their growth and well-being is critical to our long-term performance. This philosophy traces back to our founder, Dick Farmer, who believed in the importance of each employee-partner having ownership in the company to share collectively in that success. Today, we are proud that all of our employee-partners with more than 1,000 hours of service are shareholders, and the Board of Directors’ decision last year to authorize a Stock Split has further increased ownership accessibility to our employee-partners and all investors. Stock ownership, coupled with our Partners' Plan – a comprehensive retirement program – fosters a culture of ownership in the company, ensuring that our employee-partners share in our collective success. We also continue to provide modern tools, comprehensive training and leadership development opportunities, including investments in management trainees and selling resources, to help our team members thrive and build rewarding careers at Cintas.

•Disciplined and Balanced Capital Allocation – We continue to deploy capital across all of our strategic priorities, including:
◦Reinvesting in our business to drive organic growth and expand margins;
◦Investing in merger and acquisition activity that adds new customers, which enables us to broaden our offerings, potentially adding capacity and delivering compelling synergies; and
◦Returning capital to shareholders through dividends and share repurchases.
This balanced strategy, combined with our ongoing commitment to operational efficiency and innovation, positions Cintas to capitalize on future growth opportunities and deliver sustainable value to all stakeholders.

1 On May 2, 2024, the Company announced a four-for-one split of its common stock (the Stock Split), in the form of a stock dividend. Shareholders of record, as of September 4, 2024, received three additional common stock shares for each common stock share held, which were distributed after market close on September 11, 2024. The Company's common stock shares began trading on a post Stock Split basis after the market opening on September 12, 2024. All references made to common stock shares, equity awards, common stock per share amounts and treasury stock shares in this Proxy Statement have been retroactively adjusted to reflect the effects of the Stock Split.

Cintas continues to gain recognition for our efforts and success. In 2025, we were recognized as one of Forbes’ America’s Most Trusted Companies and ranked on Newsweek’s lists of America’s Greatest Workplaces and Most Responsible Companies. We were again named to the prestigious Fortune 500 list for the eighth year in a row – it is an honor to be recognized among the most successful and respected companies.

As we move forward into fiscal 2026, we believe our culture of continuous improvement, delivery of superior products and services and disciplined execution will continue to drive sustained growth and value creation for all of our stakeholders.

Thank you for your ongoing support of Cintas, and we look forward to another successful year.

Todd M. Schneider
President and Chief Executive Officer

CORPORATE GOVERNANCE MATTERS
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board has nominated for election the following individuals: Melanie W. Barstad, Beverly K. Carmichael, Karen L. Carnahan, Robert E. Coletti, Scott D. Farmer, Martin Mucci, Joseph Scaminace, Todd M. Schneider and Ronald W. Tysoe. Proxies solicited by the Board will be voted for the election of these nominees if no direction is given. All directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting, with each director to serve until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. In voting to elect directors, shareholders are not entitled to cumulate their votes.

In accordance with NASDAQ Stock Market, LLC (NASDAQ) rules, our Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the NASDAQ listing standards and rules promulgated under the Securities Exchange Act of 1934 (Exchange Act). Cintas' director independence standards, incorporated in the Corporate Governance Guidelines, are available under the About – Investor Relations – Corporate Governance page of our website at www.cintas.com/investors. Based on these standards, the Board determined that each of the following nonemployee directors is independent: Melanie W. Barstad, Beverly K. Carmichael, Karen L. Carnahan, Martin Mucci, Joseph Scaminace and Ronald W. Tysoe. Our Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. All directors are elected for one-year terms. Information on each of our nominees is given below.
An uncontested election is one in which the number of nominees does not exceed the number of directors to be elected. In an uncontested election, like this election, our Bylaws require that any nominee who does not receive a majority of the votes cast with respect to such nominee must offer his or her resignation to the Board. The Nominating and Corporate Governance Committee will take the matter under advisement and make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board has 90 days following certification of the shareholder vote to consider the offer of resignation. Within such 90-day period, the Board will disclose publicly its decision whether to accept the director's resignation offer.
If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following nominees:

Melanie W. Barstad
Age: 72
Director Since: 2011
Independent Director
Board Committees: - Compensation Committee - Nominating and Corporate Governance Committee
Background: Melanie W. Barstad was with the Johnson & Johnson Family of Companies, a diversified global provider of consumer products, prescription medicines and medical devices, for 23 years, retiring in 2009 as President of Women's Health in the Medical Device and Diagnostics Division. She served as a management board member on numerous Johnson & Johnson operating company boards from 1997 to 2009, including Johnson & Johnson Health Care Systems, Ethicon Endo Surgery and Johnson & Johnson Medical. Ms. Barstad served on the Auburn University Foundation Board of Directors from 2008 to 2016, where she chaired the Directorship Committee and served on the Executive Committee. She was recognized in 2018 by the Auburn University Alumni Association receiving the Auburn University Lifetime Achievement Award. Ms. Barstad was honored in 2019, 2023 and 2025 by Women Inc. as one of the Most Influential Corporate Board Directors in those years.

Qualifications and Key Skills: The Board believes that Ms. Barstad's experience running complex, enterprise-wide global businesses as a line executive and as a management board member, as well as her expertise and deep knowledge of the healthcare industry, and her status as an independent director, makes her service on the Board valuable to Cintas.

Beverly K. Carmichael
Age: 66
Director Since: 2024
Independent Director
Board Committees: - Compensation Committee - Nominating and Corporate Governance Committee
Background: Beverly K. Carmichael served as the Executive Vice President, Chief People, Culture and Resource Officer at Red Robin Gourmet Burgers, Inc., an American chain of casual dining restaurants, from 2017 until 2019, where she led the human resources and legal teams. Prior to that, she was the Senior Vice President and Chief People Officer at Cracker Barrel Old Country Store, Inc. from 2014 until 2017. Earlier in her career, Ms. Carmichael held various leadership positions at Ticketmaster Entertainment, LLC, Rockwell Collins, Inc. and Southwest Airlines Co. and was a practicing attorney at Manatt, Phelps & Phillips, LLP and at Southwest Airlines. Her Board membership experience encompasses both public and private companies, including Pursuit Attractions and Hospitality (NYSE: PRSU), formerly Viad Corp (NYSE: VVI), Blue Apron, Cotton Patch Cafe, Inc. and ezCater, Inc. Ms. Carmichael was honored in 2025 by Women Inc. as one of the Most Influential Corporate Board Directors in that year.

Qualifications and Key Skills: The Board believes that Ms. Carmichael's experience in human resources and employment law, as well as her experience developing and executing strategies to enhance employee and customer experiences and maximizing performance make her service on the Board valuable to Cintas.

Karen L. Carnahan
Age: 71
Director Since: 2019
Independent Director
Board Committees: - Audit Committee (financial expert under SEC guidelines) - Nominating and Corporate Governance Committee
Background: Karen L. Carnahan was an employee-partner of Cintas for more than 30 years, where she served at an executive level for more than 20 years, including the roles of Vice President and Treasurer, Vice President of Corporate Development and President and Chief Operating Officer of Cintas' document management division. In 2014, Ms. Carnahan joined Shred-it International Inc. (Shred-it) as chief operating officer when Cintas' document management business merged with Shred-it, from which she then retired in 2015. Ms. Carnahan is on the Board of Trustees of Touchstone Investments (a member of Western & Southern Financial Group). In addition, Ms. Carnahan has received several prestigious awards including being named a Woman of Excellence by the West Chester, Ohio Chamber Alliance in 2007, a Greater Cincinnati YWCA Career Woman of Achievement in 2009, she received the Ohio Diversity Council's Glass Ceiling Award in 2013, and Ms. Carnahan was honored in 2023 and 2025 by Women Inc. as one of the Most Influential Corporate Board Directors in those years.

Qualifications and Key Skills: The Board believes that Ms. Carnahan's understanding of Cintas through her many years as a trusted employee-partner at Cintas, her status as an independent director and the fact that she is an "audit committee financial expert" under SEC guidelines, make her service on the Board beneficial to Cintas.

Robert E. Coletti
Age: 68
Director Since: 2016
Board Committees: - Executive Committee
Background: Robert E. Coletti is a retired partner emeritus of the law firm of Keating Muething & Klekamp PLL (KMK Law). Mr. Coletti joined KMK Law in 1982, where he became a partner in 1988 and a senior partner in 2016, with a practice concentrated in the corporate, securities and financing areas. Mr. Coletti currently serves on the Board of Directors of The Everglades Foundation and Gilligan Oil Company and the Board of Visitors of the Farmer School of Business at Miami University. Mr. Coletti served on the Miami University Board of Trustees from 2014 to 2021. He was a Trustee of the Miami University Foundation from 2006 to 2012, where he also served as Chairman of the Board from 2010 to 2012.

Qualifications and Key Skills: The Board believes that Mr. Coletti's knowledge of Cintas, gained through his many years of advising Cintas and his legal expertise surrounding complicated business matters, make his service on the Board valuable to Cintas.

Scott D. Farmer
Age: 66
Director Since: 1994
Board Committees: - Executive Committee
Background: Scott D. Farmer joined Cintas in 1981. He has held the positions of Vice President – National Account Division, Vice President – Marketing and Merchandising, Rental Division Group Vice President and Chief Operating Officer. He was elected Chief Executive Officer in July 2003. Mr. Farmer was appointed Chairman of the Board in September 2016, and upon his retirement as Chief Executive Officer in May 2021, he was appointed Executive Chairman of the Board.

Qualifications and Key Skills: The Board believes that Mr. Farmer's breadth of knowledge and experience in the areas of marketing, business development and corporate strategy, as well as his familiarity with all aspects of Cintas' business, render his service on the Board extremely beneficial to Cintas.

Martin Mucci
Age: 65
Director Since: 2023
Independent Director
Board Committees: - Audit Committee (financial expert under SEC guidelines) - Nominating and Corporate Governance Committee
Background: Martin Mucci served as Chief Executive Officer of Paychex, Inc. (Paychex), a human capital services company, from September 2010 to October 2022, which he originally joined in 2002 as Senior Vice President, Operations. Prior to joining Paychex, Mr. Mucci had a 20-year career with Frontier Communications of Rochester, a telecommunications company, where he held various senior level positions, including President of Telephone Operations and President and Chief Executive Officer of Frontier Telephone of Rochester. He currently serves as the Chairman of the Board of Paychex and is also a Director of Royal Oak Realty Trust, a private, non-traded Real Estate Investment Trust (REIT).

Qualifications and Key Skills: The Board believes that Mr. Mucci’s senior leadership in digital transformation, customer experience and corporate financial matters for publicly traded companies, as well as his independent director status and that the fact that he is an “audit committee financial expert” under SEC guidelines, makes his service on the Board extremely beneficial to Cintas.

Joseph Scaminace
Age: 72
Director Since: 2010
Independent Director
Board Committees: - Compensation Committee - Nominating and Corporate Governance Committee (Chair) - Executive Committee (Chair)
Background: Joseph Scaminace is designated as Lead Director of the Cintas Board of Directors. Mr. Scaminace was Chairman, President and Chief Executive Officer of Vectra Corporation (formerly OM Group, Inc.), a diversified industrial growth company, from 2005 until his retirement in 2015. Prior to joining Vectra Corporation, Mr. Scaminace was the President and Chief Operating Officer of The Sherwin-Williams Company, a paint and coatings company, where he had worked in various capacities since 1983. He is a member of the Board of Trustees of The Cleveland Clinic. Mr. Scaminace is also a director of Parker Hannifin Corporation.

Qualifications and Key Skills: The Board believes that Mr. Scaminace's principal executive officer experience and service as a director of another publicly-traded company, which have provided him with insight into high-level corporate governance and executive compensation matters, as well as his independent director status, make him an integral member of Cintas' Board.

Todd M. Schneider
Age: 58
Director Since: 2021
Background: Todd M. Schneider joined Cintas in 1989. He has held various positions within Cintas, including several management positions. He was Vice President of Sales of the Midwest/South Central Region Rental Division and President and Chief Operating Officer of the former Document Management Division. He served as Senior Vice President of Sales of the Rental Division until June 2013, when he was appointed President & Chief Operating Officer of the Rental Division. In July 2018, Mr. Schneider was appointed Executive Vice President and Chief Operating Officer responsible for operations and marketing. In June 2021, Mr. Schneider was appointed President and Chief Executive Officer of Cintas.

Qualifications and Key Skills: The Board believes Mr. Schneider's extensive knowledge of Cintas through his various management and leadership roles makes his service on the Board extremely beneficial to Cintas.

Ronald W. Tysoe
Age: 72
Director Since: 2008
Independent Director
Board Committees: - Audit Committee (Chair) (financial expert under SEC guidelines) - Nominating and Corporate Governance Committee
Background: Ronald W. Tysoe served as Vice Chairman of Federated Department Stores, Inc. (now known as Macy's Inc.), a clothing and home furnishings company, from April 1990 to October 2006. Mr. Tysoe has previously served as a director of Taubman Centers, Inc. from 2007 to 2020, J. C. Penney Company, Inc. from 2013 to 2020, Canadian Imperial Bank of Commerce from 2004 to 2019, Pzena Investment Management Inc. from 2008 until 2013 and Scripps Networks Interactive, Inc. from 2008 to 2018.
Qualifications and Key Skills: The Board believes that Mr. Tysoe's service as a Vice Chairman of another publicly-traded company, his independent director status and the fact that he is an "audit committee financial expert" under SEC guidelines, given his understanding of accounting and financial reporting, disclosures and controls, make his Board service extremely beneficial to Cintas.

CORPORATE GOVERNANCE
Cintas is a Washington corporation and, therefore, governed by the corporate laws of Washington. Since its stock is publicly traded on the NASDAQ Global Select Market and it files reports with the SEC, it is also subject to the rules of NASDAQ, as well as various provisions of federal securities laws and the Sarbanes-Oxley Act of 2002 (SOX).
Governance of the Company is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Cintas on your behalf. It reviews Cintas' long-term strategic plans and exercises direct decision-making authority in all major decisions, such as significant acquisitions, deconsolidations and the declaration of dividends. The Board also reviews financial and internal controls and management succession plans.
Shareholders may communicate with the full Board or individual directors on matters concerning Cintas by mail or through our website. Such communication should be sent to the attention of the Secretary. Interested persons may communicate directly and confidentially with our non-management directors by writing to D. Brock Denton, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737. However, any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to Cintas' business or communications that relate to improper or irrelevant topics. In addition, please note that the Secretary will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.
BOARD'S ROLES AND RESPONSIBILITIES
Leadership Structure
The Board is responsible for evaluating and determining Cintas' leadership structure. Currently, two separate individuals serve in the capacities of Executive Chairman and Chief Executive Officer (CEO), respectively. Mr. Scott D. Farmer was appointed Executive Chairman of the Board in 2021 upon his retirement as CEO, and Mr. Todd M. Schneider transitioned to the position of President and CEO of the Company to replace Mr. Farmer in 2021. Mr. Schneider was also appointed to the Board in 2021.

Mr. Farmer had been Cintas' CEO since 2003 and Chairman of the Board since fiscal 2017. As Executive Chairman, Mr. Farmer is responsible for presiding over all meetings of the Board and shareholders, setting agendas for Board meetings and providing advice and counsel to Cintas' management regarding Cintas' business and operations. Mr. Schneider has been employed by Cintas since 1989, serving in various management and executive capacities. As CEO, Mr. Schneider is responsible for the general management, oversight, supervision and control of the business and affairs of Cintas and ensuring that all actions and resolutions of the Board are carried into effect. With their many years of experience with Cintas, the Board believes that Mr. Farmer and Mr. Schneider are uniquely qualified to be Cintas' Executive Chairman and CEO, respectively. We believe that this leadership structure is currently the most appropriate for Cintas. The Board also believes that its risk management processes are well-supported by the current Board leadership structure.

In electing the Executive Chairman and appointing the CEO, the Board considers nominees' knowledge of and experience with Cintas and its corporate culture, general industry experience and other executive skills. Our Board recognizes that, depending on the circumstances, leadership models other than the current model might be appropriate. Our corporate governance guidelines provide that the Board selects the Executive Chairman of the Board in the manner that it determines to be in the best interests of Cintas' shareholders.

The Board designates a nonemployee director to serve as the Lead Director to preside over meetings of independent directors, coordinate the activities of the other nonemployee directors, act as liaison among other directors, preside at Board meetings in the absence of the Executive Chairman and to perform such other duties and responsibilities as the Board may determine. The Board has designated Joseph Scaminace as the Lead Director.

Risk Oversight
The entire Board, rather than a separate board committee, oversees Cintas' risk management process. Cintas relies on a comprehensive enterprise risk management (ERM) process to aggregate, monitor, measure and manage risks. The ERM approach is designed to enable the Board to establish a mutual understanding with management of the effectiveness of Cintas' risk management practices and capabilities, to review Cintas' risk exposure and to elevate certain key risks for discussion at the Board level as appropriate.

Our senior management is responsible for identifying, assessing and managing the Company's exposure to risk, and we have established a risk committee which is responsible for overseeing and monitoring our risk strategy and chartering risk mitigation related actions. The risk committee is chaired by the President and CEO and has broad-based functional representation, including the Deputy General Counsel and Chief Compliance Officer and senior management from Cintas' internal audit, compliance, legal, operations, security and finance areas. The President and CEO is the only member of the Board on the risk committee.

The risk committee meets frequently, typically two to three times per year. At its meetings, the risk committee discusses risks to Cintas' business (operational, financial and legal), the potential impact to the business and the probability of occurrence in order to determine the best solution and identify the need for resource allocation. This process includes evaluating management's preparedness to respond to the risk if realized. For example, during fiscal 2025, the Board increased dialogue with management regarding rising costs related to things such as tariffs, inflation and other economic/geopolitical issues. In addition, the Board continued its dialogue with management regarding the reputational, business and financial risks associated with the company's cyber security strategies and protocols.

One risk committee meeting annually focuses entirely on ERM. The risk profiles and current and future mitigating actions are discussed and refined during subsequent meetings with senior management and the President and CEO. Thereafter, the risk committee presents a comprehensive report to the Board in an interactive session during which the Board has the opportunity to further discuss the risk committee's assessments and conclusions.
Corporate Culture and Strategy
We believe that our culture at Cintas is just as essential as our products and services. Our culture impacts the quality of the employee-partners we hire, the way we communicate and interact with our customers and each other and our performance standards. Our culture is the cornerstone, representing our values, our behaviors, our way of working and how we approach our business, which is strong relationships and a dedication to taking care of one another and our customers. We operate according to the Cintas Code of Conduct and Business Ethics which mandates full compliance with applicable laws and regulations and helps to preserve the integrity of our Company. The Cintas Code of Conduct and Business Ethics can be found under the About - Who We Are page of its website at www.cintas.com/company. The Board has required the adoption of the Cintas Code of Conduct and Business Ethics by directors, officers (including our principal executive officer and principal financial officer) and employee-partners. Cintas intends to post on its website, within four business days after approval, any amendments or waivers to provisions of the Cintas Code of Conduct and Business Ethics for officers or directors in accordance with and if required by applicable law.

The Board engages with management regarding the development of the Company’s corporate strategy by reviewing and approving the annual strategic plan, which presents key initiatives and strategies over the next five years. The Board is provided with regular updates on the Company’s performance against its strategic plan and the progress of strategic initiatives. These actions allow the Board to have an ongoing and open dialogue with management regarding corporate strategy and long-term value creation.

BOARD COMMITTEES AND MEETINGS
The directors have organized themselves into the following standing committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. These committees are described below and help carry out Board responsibilities. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. Cintas expects all directors to attend all regularly scheduled Board, committee and shareholder meetings. All of the then presiding directors attended the 2024 Annual Meeting of Shareholders. During fiscal 2025, the Board met on six occasions. Each of Cintas' presiding directors attended 75% or more of the meetings of the Board and committees of which they were a member during fiscal 2025. In addition, the independent directors met in executive session on four occasions during fiscal 2025 without the presence of the non-independent director and management directors. The Lead Director presided over each session.

Each of our three standing committees operates under a written charter approved by the Board. The charters of each of our standing committees are available on the About – Investor Relations – Corporate Governance page of our website at www.cintas.com/investors.

The current composition of each Board committee is set forth below:

Director	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee
Melanie W. Barstad	X		Chair
Beverly Carmichael	X		X
Karen L. Carnahan(1)	X	X
Robert E. Coletti
Scott D. Farmer
Martin Mucci(1)	X	X
Joseph Scaminace	Chair		X
Todd M. Schneider
Ronald W. Tysoe(1)	X	Chair

Meetings in fiscal 2025	3	7	3
___________
(1)     Audit committee financial expert under SEC guidelines.
Cintas also has an Executive Committee, which is composed of Joseph Scaminace (Chair), Scott D. Farmer and Robert E. Coletti. The Executive Committee acts for the Board as required between Board meetings. This Committee had no meetings in fiscal 2025, but did take several actions in writing.

Each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee is composed entirely of independent, nonemployee directors, each of whom meets the relevant independence requirements established by NASDAQ and SOX that apply to their particular assignments.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board. The Nominating and Corporate Governance Committee is responsible for nominating persons for election as directors at each annual shareholders' meeting, making recommendations for filling any Board vacancies that may arise between meetings due to resignation or other factors and developing and recommending to the Board corporate governance policies and guidelines for Cintas, among other responsibilities. Based on its review, the Nominating and Corporate Governance Committee determines whether Board refreshment is needed in the near future and then identifies nominees who would be valuable assets to our Board and to the Company.

Cintas does not have a formal policy regarding diversity in determining director nominees. However, in nominating directors, the Nominating and Corporate Governance Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity of skills and experiences, business experience and needs of the Board as its function relates to the business of Cintas. The Company values diverse perspectives and experiences when determining director nominees.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders in written correspondence directed to the Secretary of Cintas. The Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met for a candidate to be recommended or nominated as a director and evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates. However, recommendations do not constitute candidate nominations, which must meet our Bylaw requirements, and in no event shall any nomination made by a shareholder be binding on Cintas unless it is made in strict accordance with Cintas' Bylaws as they may be amended from time to time.
Audit Committee
The Audit Committee is governed by a written charter adopted by the Board. Each of Ronald W. Tysoe, Karen L. Carnahan and Martin Mucci have been designated as an Audit Committee financial expert by the Board, and the Board has determined that Mr. Tysoe, Ms. Carnahan and Mr. Mucci satisfy the expertise and audit committee independence standards required by NASDAQ and the SEC.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also evaluates information received from the independent registered public accounting firm and management to determine whether the registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee is responsible for oversight of information security matters. The Chief Information Officer (CIO) and Chief Information Security Officer (CISO) provide quarterly updates to the Audit Committee on cyber security matters and annually provides a comprehensive update on the Company’s information security process. This includes status updates on new platforms/systems being implemented, IT Security/Governance (including the Company’s Security Maturity Level), status updates on information security standards and frameworks, such as the National Institute of Standards and Technology (NIST), any prevailing threats to the Company’s systems and IT countermeasures to mitigate the risks from cyber attacks. The Audit Committee monitors a robust information security training and compliance program that is completed annually, including the annual trainings on Information Security Awareness and Payment Card Industry Standards (PCI) Compliance. The Audit Committee oversees the information security insurance policy as well.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Cintas concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employee-partners of any concerns they may have regarding questionable accounting, auditing or financial matters.

The Audit Committee approves all audit and nonaudit services performed for Cintas by its independent registered public accounting firm prior to the time that those services are commenced. The Audit Committee Chair also has the authority to approve these services between regularly scheduled meetings. In this event, the Audit Committee Chair reports approvals made by him to the full Committee at each of its meetings. For these purposes, the Audit Committee, or its Chair, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate time frame and proposed cost arrangements for that service.
Compensation Committee
The Compensation Committee is governed by a written charter adopted by the Board. In discharging the responsibilities of the Board relating to compensation of Cintas' CEO and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of Cintas' CEO and other senior executive officers and (ii) to oversee the compensation policies and practices of Cintas, including adopting, administering and approving Cintas' incentive compensation and stock plans and awards (and amendments to the plans or awards) and performing such duties and responsibilities as may be assigned under the terms of any executive compensation plan, incentive compensation plan or equity-based plan. The Compensation

Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. In fiscal 2025, the Compensation Committee believes it reviewed the necessary resources available to survey the compensation practices of Cintas' peers and keep abreast of compensation developments in the marketplace.

The Compensation Committee periodically reviews the compensation practices and policies that apply to all Cintas employee-partners to determine whether such practices and policies are reasonably likely to have a material adverse effect on Cintas. As part of the Compensation Committee’s on-going process, the Compensation Committee, with the assistance of Cintas’ human resources, finance and legal departments, conducted an assessment of these compensation practices and policies and determined that they do not create risks that are reasonably likely to have a material adverse effect on Cintas. Among the areas the Compensation Committee considered in determining that Cintas’ compensation practices and policies do not pose a material risk to Cintas included Cintas' compensation philosophy, compensation plan design (balanced pay mix, weightings of measures, performance targets and annual and long-term incentives) and compensation plan governance and oversight (selection of performance targets, stock ownership requirements, claw-back policy and hedging policy).

Cintas' executive compensation policies are designed to support the corporate objective of exceeding our customers' expectations to maximize the long-term value of Cintas for its shareholders and employee-partners. To achieve this objective, the Compensation Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employee-partners, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. Cintas, with the Compensation Committee's oversight, uses short and long-term incentive and equity compensation plans to promote the achievement of company objectives.

The Compensation Committee processes and procedures for the consideration and determination of executive and director compensation, including the role of executive officers in determining or recommending the amount or form of executive compensation, are discussed in the Executive Compensation section.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during fiscal 2025, listed above, has ever been an officer or employee-partner of Cintas, nor has any member been an executive officer of another entity at which one of our executive officers serves on the Board. No executive officer of Cintas serves (or served at any time during fiscal 2025) as a director or as a member of a committee of any company of which any of Cintas' nonemployee directors are executive officers.

NONEMPLOYEE DIRECTOR
COMPENSATION FOR FISCAL 2025

We maintain a nonemployee director compensation program pursuant to which our nonemployee directors are eligible to receive annual cash retainers and annual equity grants for their service on the Board and committees thereof. The annual cash fees for directors who are not employees of Cintas for fiscal 2025 were as follows:

Cash Compensation Element	Cash Compensation Program for Fiscal 2025 ($)

Annual retainer	100,000
Nominating and Corporate Governance Committee chair	35,000
Audit Committee chair	35,000
Audit Committee member	15,000
Compensation Committee chair	27,500
Compensation Committee member	12,500
The retainer fees are paid in quarterly installments. Nonemployee directors serving on a committee receive either the applicable chair fee or the member fee, but not both. All independent members of the Board serve on the Nominating and Corporate Governance Committee, and that member fee is included as part of their Annual Retainer. It is Cintas' practice that the Lead Director chair the Nominating and Corporate Governance Committee. Directors are also reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board or committee meetings. Directors who are employees of Cintas are not separately compensated for serving as directors.

In addition, for fiscal 2025, upon annual election or appointment to the Board, nonemployee directors received restricted stock valued at approximately $85,000 based on the closing market price of Cintas common stock on the date of the grant, plus options to purchase Cintas common stock valued at approximately $85,000 based on the fair value of these options estimated at the date of the grant using a Black-Scholes option-pricing model. The value of the grants is prorated for directors appointed to the Board during the year. Each nonemployee director serving as of the 2024 Annual Meeting of Shareholders was granted 409 shares of restricted stock and options to purchase 1,393 shares of Cintas common stock at an exercise price equal to the closing market price on the date of grant of October 30, 2024 ($207.85). Both restricted stock awards and stock options granted to directors generally vest 100% after one year from the date of the grant. Under the Cintas Corporation 2016 Amended and Restated Equity and Incentive Compensation Plan (the Amended 2016 Plan), no non-employee director may be granted, in any period of one calendar year, awards under the plan having an aggregate maximum grant date value in excess of $500,000.

Nonemployee directors may choose to defer all or part of their cash compensation into Cintas common stock equivalents (phantom stock units) with dividend equivalents or into a deferred account that earns interest at a rate equal to that for one-year U.S. treasury bills, determined as of the preceding December 31, increased by 100 basis points. Deferred fees are payable either in a lump sum or in 12 to 120 monthly installments beginning in the month selected by the director, but in no case later than the first month after the director leaves the Board.

FISCAL 2025 DIRECTOR
COMPENSATION TABLE
The following table details fiscal 2025 compensation paid to nonemployee directors:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Total ($)

Melanie W. Barstad	120,000	85,011	85,043	290,054
Beverly K. Carmichael	109,375	85,011	85,043	279,429
Karen L. Carnahan	115,000	85,011	85,043	285,054
Robert E. Coletti	100,000	85,011	85,043	270,054
Martin Mucci	115,000	85,011	85,043	285,054
Joseph Scaminace	147,500	85,011	85,043	317,554
Ronald W. Tysoe	135,000	85,011	85,043	305,054
___________
(1)Represents the amount of cash compensation earned in fiscal 2025 for Board and committee service. A director may choose to have all or part of his or her cash compensation deferred and deemed to be invested in Cintas phantom stock units or one-year U.S. treasury bills plus 100 basis points. The directors who invested in Cintas phantom stock units would experience gains or losses equal to those experienced by any other shareholder who invested like money in Cintas stock at the same time during fiscal 2025. Each of Ms. Barstad, Ms. Carnahan and Mr. Coletti chose to receive all or a portion of their fees in Cintas phantom stock units as described above. Ms. Barstad received 617 units, Ms. Carnahan received 590 units and Mr. Coletti received 513 units.
(2)The amounts reported for restricted stock and stock options represent the aggregate grant date fair values of awards granted during the fiscal year calculated in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). For more information on the assumptions used, see Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended May 31, 2025.

Outstanding restricted stock awards and option awards for each director at May 31, 2025 are as follows:

Name	Shares of Restricted Stock Outstanding (#)	Options Outstanding (#)

Melanie W. Barstad	409	47,865
Beverly K. Carmichael	409	2,869
Karen L. Carnahan	409	22,329
Robert E. Coletti	409	49,861
Martin Mucci	409	5,021
Joseph Scaminace	409	37,317
Ronald W. Tysoe	409	47,865

Stock Ownership Guidelines
The Compensation Committee believes that Cintas' nonemployee directors should own particular amounts of shares of common stock to align their long-term objective of managing Cintas with the interests of Cintas' shareholders. The Compensation Committee has adopted a stock ownership requirement for the nonemployee directors. Each nonemployee director is required to maintain a minimum equity stake in Cintas stock equivalent to five times the annual cash retainer.
The guidelines are assessed annually and are determined based on the current market practice and utilizing the cash retainer and closing common stock price on the last day of the fiscal year. All newly appointed directors will have five years from the time of appointment to achieve the minimum ownership requirement. Currently, all directors are in compliance with their ownership requirements.
For purposes of these requirements, stock ownership includes: (i) stock held outright by the nonemployee director (or his spouse or dependents); (ii) stock held in an individual brokerage account; (iii) stock granted to the director but not yet vested (in other words, restricted stock); and (iv) stock obtained through stock option exercise. Exceptions to these stock ownership requirements may be made at the discretion of the Compensation Committee if compliance would create a severe hardship.

Insider Trading Policy
The Company has adopted an Insider Trading Policy governing the purchase, sale and/or other dispositions of the Company’s securities by our directors, officers, employees and other covered persons that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. It is also the policy of the Company that the Company will not engage in transactions in Company securities, or adopt any securities repurchase plans, while in possession of material non-public information relating to the Company or its securities other than in compliance with applicable law, subject to the policies and procedures adopted by the Company. A copy of our Insider Trading Policy is filed as Exhibit 19 to our Form 10-K for the fiscal year ended May 31, 2024.

Anti-Hedging Policy
Pursuant to our Insider Trading Policy, we have prohibited our directors from purchasing any financial instrument or engaging in any other transaction, such as a zero-cost collar or a forward sale contract, that is designed to hedge or offset any decrease or increase in the market value of Cintas securities. Our Insider Trading Policy also prohibits our directors from participating in short sales of Cintas securities and from participating in a transaction involving options, such as puts, calls or other derivative securities, involving Cintas securities, unless approved in advance by our Executive Chairman of the Board and CEO in connection with a planned retirement from Cintas. Such prohibitions apply to Cintas securities granted to the directors as part of compensation or otherwise held, directly or indirectly, by each director. Currently, all directors are in compliance with this anti-hedging policy.

COMPENSATION MATTERS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Cintas' Proxy Statement and Annual Report on Form 10-K for the fiscal year ended May 31, 2025.
Committee Members: Melanie W. Barstad (Chair), Beverly K. Carmichael and Joseph Scaminace

EXECUTIVE COMPENSATION
Executive Officers
For fiscal 2025, the Company's named executive officers (NEOs) were the following five executive officers:

Name	Current Title
Todd M. Schneider(1)	President and Chief Executive Officer
Scott D. Farmer(1)	Executive Chairman of the Board
J. Michael Hansen(2)	Former Executive Vice President and Chief Financial Officer
James N. Rozakis(3)	Executive Vice President and Chief Operating Officer
D. Brock Denton(3)	Senior Vice President, Secretary and General Counsel
___________
(1)For biographical information about Mr. Schneider and Mr. Farmer, see "Election of Directors."
(2)Effective as of May 31, 2025, Mr. Hansen retired from his role as Executive Vice President and Chief Financial Officer (CFO) of the Company. Effective June 1, 2025, Scott A. Garula was promoted to Executive Vice President and CFO of Cintas. Mr. Hansen was a non-director executive officer for fiscal 2025. Mr. Garula is not an NEO for fiscal 2025.
(3)Current non-director executive officer.
Our current non-director executive officer biographical information is as follows:
Scott A. Garula, 54, joined Cintas in 1996. He has held various positions within Cintas, including Accounting Manager, Controller for First Aid and Safety, General Manager, Regional Business Director and Vice President. In 2008, Mr. Garula was promoted to President and Chief Operating Officer (COO) of First Aid, Safety and Fire Protection Division where he served eight years before being promoted to Senior Vice President of the Rental Division's Southern Territory in 2016. In June 2023, Mr. Garula was promoted to President and COO, Rental Division, a position he held until May 31, 2025, when he was promoted to Executive Vice President and CFO effective June 1, 2025. He is responsible for finance and accounting, quality and engineering, corporate development and shared services.
James N. Rozakis, 47, joined Cintas in 1999. He has held various positions within Cintas during his tenure. In June 2016, Mr. Rozakis became Senior Vice President, Rental Division until June 2020, when he was promoted to President and COO of the Rental Division of the Company. In June 2023, Mr. Rozakis was appointed Executive Vice President and COO of the Company. He is responsible for all business divisions, as well as enterprise sales, process improvements, apparel innovation and strategy, and marketing.
D. Brock Denton, 50, joined Cintas in June 2021 and began serving as Senior Vice President, Secretary and General Counsel in August 2021. Prior to joining Cintas, Mr. Denton was an associate from 1999 to 2007 and a partner from 2007 to 2021 at KMK Law, where he served as Cintas' lead outside counsel and led the Business Representation and Transaction Group that handles all aspects of corporate law, with an emphasis on mergers and acquisitions. Mr. Denton is responsible for health and safety, corporate affairs, risk management, corporate facilities, legal and compliance.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses and analyzes the compensation awarded to, earned by or paid to Cintas' NEOs, as set forth in the Fiscal 2025 Summary Compensation Table and other executive compensation tables and narratives contained in this proxy statement. It also discusses the principles underlying our compensation policies and decisions. For fiscal 2025, each of the Company's executive officers was a named executive officer (NEO).

Overview of Compensation Program
The Compensation Committee oversees the compensation programs of Cintas, with particular attention to the compensation for its CEO and the other executive officers. It is the responsibility of the Compensation Committee to review and approve, or, as the case may be, recommend to the Board for approval, changes to Cintas' compensation policies and benefit plans and to administer Cintas' stock plans, including recommending and approving stock-based awards to executive officers. The Compensation Committee also works to help ensure that Cintas' compensation philosophy is consistent with the best interests of Cintas and its shareholders and is properly implemented and monitored. Generally, the types of compensation and benefits provided to all executive officers are similar.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid-time-off plans and policies applicable to employee-partners in general is handled by Cintas' human resources, finance and legal department employee-partners. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.
Compensation Philosophy and Objectives
The primary focus of our executive compensation program is to support the corporate objective of maximizing the long-term value for our shareholders and employee-partners by exceeding our customers' expectations. We also strive to provide a competitive level of total compensation to all of our employee-partners, including the executive officers, that attracts and retains talented and experienced individuals and that motivates them to contribute to Cintas' short-term and long-term success.

Our incentive compensation program is designed to reward both individual and team performance, measured by overall Cintas results and individual achievement. In designing the incentive compensation program for fiscal 2025, the Compensation Committee focused on utilizing financial performance measures that are key drivers of our business and that compensate our NEOs for the execution of our strategic plan, which is intended to create shareholder value. The incentive compensation arrangements for our President and CEO, Mr. Schneider and our Executive Vice President and Chief Operating Officer, Mr. Rozakis, were generally based on Cintas' diluted earnings per share (EPS), growth in sales and the accomplishment of certain non-financial goals. The incentive compensation arrangements for our former Executive Vice President and Chief Financial Officer (CFO), Mr. Hansen, and our Senior Vice President, Secretary and General Counsel, Mr. Denton, were generally based on Cintas' EPS, growth in sales and achievement of individual performance. For fiscal 2025, there was no incentive-based compensation arrangement for Executive Chairman, Mr. Farmer, with his compensation being more aligned with his responsibilities as the Executive Chairman of the Board, as described in more detail below.

Compensation Decision-Making Process
The Compensation Committee determines the compensation for the executive officers based on recommendations made by management as discussed below. Annually, the Compensation Committee conducts a job evaluation for each NEO, which includes a review of the job duties and a market analysis of executive compensation plans. The analysis focuses on a peer group of companies, as well as published general industry survey data by revenue size. The Compensation Committee evaluates base salary, annual cash incentives and long-term compensation. We believe that our NEOs' target compensation is competitive with the total target compensation of comparable NEOs in our market analysis.

Based on the market analysis and individual performance, the Senior Vice President of Human Resources makes a recommendation to the Compensation Committee on all the NEOs' base salary, annual cash incentive target and annual long-term compensation target for the upcoming fiscal year.

In October 2024, and at various meetings held during the remainder of fiscal 2025, the Board reviewed the results of our 2024 "say-on-pay" vote, in which approximately 96% of the votes cast approved of our NEOs' compensation.

In addition, after taking into consideration the strong support for our executive compensation program reflected in the 2024 say-on-pay results, the Compensation Committee decided to generally continue to apply the same philosophy, compensation objectives and governing principles as it used for fiscal 2024 when making subsequent decisions regarding NEO compensation. The Compensation Committee believes the voting results again demonstrate significant support for our NEO pay program and did not make any changes to the fiscal 2025 program specifically in response to the 2024 say-on-pay results. The Compensation Committee has, however, continued to monitor the voting policies of our institutional shareholders and their advisors since last year, as well as reviewed the overall program to seek to ensure it achieves the designed goal as set forth in "Compensation Philosophy and Objectives" above and will continue to take those voting policies and the effectiveness of the program into account when considering changes to our executive compensation program.

Key Elements of Compensation
The following table summarizes the key fiscal 2025 compensation program elements for our NEOs. Each of these key elements of compensation is described and analyzed in more detail on the following pages.

Element	Form of Compensation	Purpose

Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent
Annual Cash Incentives	Cash	Provides a variable financial incentive to achieve corporate and individual goals
Long-Term Equity Incentives	Non-qualified stock options and/or restricted stock	Encourages, under the terms of Cintas' equity plan, NEOs to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with our shareholders
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employee-partners, including the Cintas Partners' Plan contributions (described below), health, life insurance and disability plans, our Deferred Compensation Plan (described below), and certain perquisites	Benefit plans are generally part of a broad-based employee benefits program. The Deferred Compensation Plan and perquisites provide competitive benefits to our NEOs

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employee-partners because of the significant emphasis on pay-for-performance principles. Generally, a substantial portion of an NEO's total compensation is based on Cintas' results and the NEO's individual achievements. As a result, Cintas' performance has a significant effect on the amount of compensation realized by the executive officers. The percentages of fiscal 2025 compensation for our CEO and the average of all other NEOs, as reported in the Fiscal 2025 Summary Compensation Table (excluding Mr. Farmer who had a different compensation structure that was not incentive based), are shown in the following charts:

Executive Chairman Compensation
Beginning in fiscal 2025, the Compensation Committee determined to redesign Mr. Farmer’s compensation in order to better align with his role as an Executive Chairman. As a result, the Compensation Committee increased his base salary to $750,000 and determined that he would not participate in the Management Incentive Plan, Cintas' annual incentive compensation plan. Mr. Farmer's fiscal 2025 base salary increased 50% over his prior year base salary due to this redesign of his compensation arrangement. In addition, the Compensation Committee determined that Mr. Farmer’s equity awards would no longer be based on the achievement of certain corporate performance goals, but rather, Mr. Farmer would receive an annual equity award in the form of restricted stock, which generally vests three years from the date of the grant. As a result, on August 11, 2025, Mr. Farmer was awarded 976 shares of restricted stock as his long-term equity award, valued at approximately $170,000 based on the closing market price of our common stock on the date of grant. Mr. Farmer remains eligible to participate in our health, welfare and retirement programs in the same manner as other executive officers.

The following descriptions of the key elements of compensation describe the program as applicable to our NEOs, other than Mr. Farmer.

Base Salaries
The Compensation Committee annually reviews the base salaries of our NEOs. The Compensation Committee also reviews an NEO's base salary whenever there is a change in that NEO's job responsibilities. The factors that influence base salary decisions are level and scope of responsibility, salary offered by comparably sized companies, overall performance of the individual and overall performance of Cintas.

The fiscal 2025 base salaries approved by the Compensation Committee for our NEOs were as follows:

Name	Base Salary	Increase vs. the Prior Fiscal Year

Todd M. Schneider	$1,114,074	3.5%
J. Michael Hansen	$687,361	3.5%
James N. Rozakis	$675,338	3.5%
D. Brock Denton	$559,728	4.0%

Annual Cash Incentives
The Compensation Committee strongly believes that variable annual cash incentives provide a direct financial incentive for NEOs to achieve corporate and individual goals, which are strategically aligned with enhancing shareholder value. Near the beginning of each fiscal year, the Compensation Committee establishes an annual cash incentive target for each participating NEO based on certain financial goals and non-financial performance.

The performance components and targets were derived from the operating plans for Cintas for fiscal 2025 and represent goals for that year that the Compensation Committee believed would be challenging for Cintas, yet achievable if senior and operating management met or surpassed their business unit goals and objectives.

The Compensation Committee currently anticipates that performance components and targets similar to those described below will be utilized in fiscal 2026 because these objectives are key drivers of our long-term growth and creation of shareholder value. However, the Compensation Committee reserves the right to determine on an ongoing basis the performance components and targets it will use in developing the performance-based portion of the NEOs' compensation.

For fiscal 2025, the Compensation Committee approved a total incentive compensation plan for each of Mr. Schneider and Mr. Rozakis. The aggregate amount of annual cash incentive for fiscal 2025 that could be earned by each of Mr. Schneider and Mr. Rozakis was based on the financial objectives of fiscal 2025 Cintas EPS and fiscal 2025 sales growth and certain non-financial goals. The EPS and sales growth goals were established with reference to the operating plans for Cintas for fiscal 2025. The EPS goals for all participants for fiscal 2025 were identical. Mr. Schneider's non-financial goals related to safety, human capital objectives, corporate development, asset capacity utilization and leadership development matters. The non-financial goals for Mr. Rozakis related to safety, software implementation, cross-functional business organization establishment and sales strategy.

Based upon the overall achievement of these objectives, each of Mr. Schneider and Mr. Rozakis could earn from 0% to a maximum of 185% of the target annual cash incentive (with the maximum for each officer reflecting 200% of the portion of the award related to EPS and sales growth and 100% of the portion of the award related to non-financial goals).

The following table summarizes the annual cash incentive target awards and performance criteria (including percentage weightings) that were reviewed and approved by the Compensation Committee:

Name	Target Annual Cash Incentive Target	EPS Component	Sales Growth Component	Non-Financial Component	Increase in Target Award vs. the Prior Fiscal Year

Todd M. Schneider	$1,671,111	42.5%	42.5%	15.0%	15.0%
James N. Rozakis	$894,799	42.5%	42.5%	15.0%	29.4%

The increases in target incentive award over the prior year for both Mr. Schneider and Mr. Rozakis were due to market adjustments for their respective positions and experience compared to similar positions in the market for companies with revenue between $10 billion and $20 billion, as well as our peer group of companies with median revenue of $12 billion.

Under the Management Incentive Plan, annual cash incentive calculations for achievement of financial goals are based on actual results, subject to adjustment at the discretion of the Compensation Committee to exclude extraordinary items that are not operational, such as accounting principle changes or revenue from an acquisition that was not in the business plan. No such special adjustments were made to the fiscal 2025 results.

The potential annual cash incentive payout percentage multiplier for each component of Mr. Schneider's and Mr. Rozakis' target annual cash incentive is provided in the following tables (for each participating NEO, annual cash incentive payouts were designed to be interpolated on a straight-line basis, based on actual achievement between the levels of achievement established for the EPS and sales growth components of the annual cash incentives):

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout

Below Threshold	<$3.91	0%
Threshold	$3.91	25%
Target	$4.12	100%
Maximum	$4.41	200%

Sales Growth Component Level of Achievement	Sales Growth Goals (% Growth Over Prior Fiscal Year)	Annual Cash Incentive Payout

Below Threshold	<5.6%	0%
Threshold	5.6%	25%
Target	7.1%	100%
Maximum	10.1%	200%

Non-Financial Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	25%
Meets Goals	100%

The Grants of Plan-Based Awards for Fiscal 2025 table outlines estimated possible payouts under these non-equity incentive plan awards. Based on Cintas' EPS and sales growth for fiscal 2025, Mr. Schneider and Mr. Rozakis earned an annual cash incentive payout of $2,260,058 and $1,210,152, respectively. The fiscal 2025 Cintas EPS achievement for incentive plan calculation purposes was determined to be $4.40. This EPS figure is between the "Target" and "Maximum" that could have been achieved. Sales growth achievement for fiscal 2025 incentive plan calculation purposes was determined to be 7.7%. This sales growth figure is between the "Target" and "Maximum" that could have been achieved. Mr. Schneider and Mr. Rozakis received $250,667 and $134,220, respectively, based on the performance of their non-financial goals outlined above. The individual performance level for both Mr. Schneider and Mr. Rozakis was "Meets Goals." This resulted in a total annual cash incentive payment for Mr. Schneider and Mr. Rozakis of $2,510,725 and $1,344,372, respectively.

For fiscal 2025, the Compensation Committee also approved total incentive compensation plans for each of Mr. Hansen and Mr. Denton. The aggregate amount of annual cash incentive payout that could be earned for fiscal 2025 by each of Mr. Hansen and Mr. Denton was designed to be based on the sum of that NEO's earned incentive for the fiscal 2025 Cintas EPS component and the individual performance component (consisting of an overall subjective performance evaluation rather than performance against specified individual performance goals). Based upon overall performance, the eligible NEOs could earn from 0% to a maximum of 200% of the annual cash incentive target.

The following table summarizes the annual cash incentive target awards and performance criteria (including percentage weightings) that were reviewed and approved by the Compensation Committee:

Name	Annual Cash Incentive Target	EPS Component	Individual Performance Component	Increase in Target Award vs. the Prior Fiscal Year

J. Michael Hansen	$655,769	50%	50%	3.5%
D. Brock Denton	$444,988	50%	50%	4.0%

The increase over the prior year for both Mr. Hansen and Mr. Denton was due to a merit adjustment to their base salaries.

The potential annual cash incentive payout percentage multiplier for the EPS component of Mr. Hansen's and Mr. Denton's target annual cash incentive was the same as for Mr. Schneider and Mr. Rozakis. The potential annual cash incentive payout percentage multiplier for the non-financial component of Mr. Hansen's and Mr. Denton's target annual cash incentive is provided in the following table:

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%

The Grants of Plan-Based Awards for Fiscal 2025 table outlines estimated possible payouts under these non-equity incentive plan awards. As presented to and approved by the Compensation Committee, the actual annual cash incentive payments earned for fiscal 2025 as reflected in the Fiscal 2025 Summary Compensation Table are as follows: Mr. Hansen earned a fiscal 2025 annual cash incentive award of $1,068,463 which reflected an individual performance level between "Meets Goals" and "Exceeds Goals." Mr. Denton earned a fiscal 2025 annual cash incentive award of $755,316 which reflected an individual performance level between "Meets Goals" and "Exceeds Goals." Fiscal 2025 Cintas EPS was achieved between the "Target" and the "Maximum" level, as disclosed above.

Long-Term Equity Incentives
The Compensation Committee believes that long-term equity incentives are a critical component of the overall compensation strategy, designed to align the interests of our NEOs with sustained, long-term shareholder value creation. Our long-term equity incentive compensation program is comprised of annual, performance-based opportunities to earn non-qualified stock options and/or restricted stock. With respect to the participating NEOs, these awards are made pursuant to Compensation Committee decisions substantially along lines as described above for the Management Incentive Plan. The purpose of such awards is to incentivize NEOs to profitably grow Cintas' long-term business objectives and encourage NEOs to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with those of our shareholders.

The following table summarizes the fiscal 2025 annual long-term equity incentive target award opportunities and performance criteria (including percentage weightings) that were reviewed and approved by the Compensation Committee when determining such target award opportunities:

Name	Annual Long-Term Equity Incentive Target Award	EPS Component	Sales Growth Component

Todd M. Schneider	$5,589,531	50%	50%
Scott D. Farmer	$—	—	—
J. Michael Hansen	$1,652,944	50%	50%
James N. Rozakis	$1,652,856	50%	50%
D. Brock Denton	$1,102,005	50%	50%

As determined by the Compensation Committee, Mr. Schneider and Mr. Hansen received their long-term incentive award for fiscal 2025 in restricted stock, and Mr. Rozakis and Mr. Denton received 50% of their award in stock options and 50% of their award in restricted stock.

The following information provides more detail with respect to the target award percentage multiplier tied to each milestone level of achievement.

The EPS component for all eligible NEOs was considered by the Compensation Committee on the following basis:

EPS Component Level of Achievement	EPS Goals	Equity Award

Below Threshold	<$3.91	0%
Threshold	$3.91	50%
Target	$4.12	100%
Maximum	$4.41	200%

The sales growth component for all eligible NEOs was considered by the Compensation Committee on the following basis:

Sales Growth Component Level of Achievement	Sales Growth Goals (% Growth Over Prior Fiscal Year)	Equity Award

Below Threshold	<5.6%	0%
Threshold	5.6%	50%
Target	7.1%	100%
Maximum	10.1%	200%

The factors that influence the determination of equity grant targets include level of responsibility, market compensation analysis, overall performance of the individual and the strategic impact of their role within Cintas. The Compensation Committee reviewed and approved the targets at the beginning of the fiscal year, and the actual award payout was granted based upon that NEO's performance compared to the targets. Based upon performance, the eligible NEOs could be awarded from 0% to a maximum of 200% of their target fiscal 2025 long-term incentive awards.

On August 11, 2025, Mr. Rozakis and Mr. Denton were awarded 23,326 and 15,552 non-qualified stock options, respectively, under the Cintas Corporation 2016 Equity and Incentive Compensation Plan (the 2016 Plan), based on Cintas fiscal 2025 EPS (between "Target" and "Maximum") and fiscal 2025 sales growth achievements (between "Target" and "Maximum"), as outlined under the Annual Cash Incentives section above. Regarding Mr. Schneider's and Mr. Hansen's awards, with consideration that Mr. Schneider and Mr. Hansen are over the age of 55, the Compensation Committee awarded Mr. Schneider and Mr. Hansen entirely in restricted stock (as described above).

On August 11, 2025, Mr. Schneider, Mr. Rozakis, Mr. Hansen and Mr. Denton were awarded 46,350, 6,852, 13,703 and 4,569 shares of restricted stock, respectively, under the Amended 2016 Plan based on Cintas fiscal 2025 EPS (between “Target” and “Maximum”) and fiscal 2025 sales growth achievements (between “Target” and “Maximum”), as outlined under the Annual Cash Incentives section above. These shares were awarded as Mr. Schneider's and Mr. Hansen's long-term equity awards.

In accordance with the 2016 Plan, stock option awards have an exercise price equal to the closing stock price on the grant date of the award. As a result, stock options awarded to the NEOs increase in value only if the market price of the common stock increases. Stock options generally vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant. Restricted stock for NEOs generally vests three years from the date of grant.

Health, Retirement and Other Benefits
Cintas' benefits program includes retirement plans and group insurance plans. The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection from events which could interrupt the executive officer's employment and/or income received as an active employee-partner.

The retirement plans offered to executive officers include Cintas' Partners' Plan and the Deferred Compensation Plan. The Partners' Plan is a noncontributory employee stock ownership plan and profit-sharing plan with a 401(k) savings feature which covers substantially all employee-partners. The Deferred Compensation Plan is discussed in more detail in the Nonqualified Deferred Compensation for Fiscal 2025 table of this proxy statement, and its accompanying narrative and footnotes.

Executive perquisites are kept by the Compensation Committee to a minimal level and do not play a significant role in executive compensation. For the NEOs in fiscal 2025, executive perquisites consisted of automobile allowances, executive medical program participation and, for Mr. Farmer only, financial planning fees. These benefits and their incremental cost to Cintas are described in the Fiscal 2025 Summary Compensation Table and its footnotes. The Compensation Committee believes these perquisites to be reasonable, comparable with peer companies and consistent with Cintas' overall compensation practices.

Stock Ownership Guidelines
The Compensation Committee believes that Cintas' NEOs should own particular amounts of shares of stock to align their long-term objective of managing Cintas with the interests of Cintas' shareholders. The Compensation Committee has adopted a stock ownership requirement for the NEOs. Each continuing NEO is required to maintain a minimum equity stake in Cintas stock based on the applicable job position. The following table shows the stock ownership requirements for the NEOs:

Officer	Minimum Ownership Requirement (Multiple of Base Salary)

Chief Executive Officer	6x
All other continuing executive officers	3x

The guidelines are assessed annually and are determined based on the current market practice and utilizing the respective NEO's base salary and closing stock price on the last day of the fiscal year. The NEOs are notified about their ownership requirements annually. All newly hired or promoted NEOs will have seven years from the time of hiring or promotion to achieve the minimum ownership requirement. Currently, all continuing NEOs are in compliance with their ownership requirements (or are within the initial achievement window for such compliance).

For purposes of these requirements, stock ownership includes: (i) stock held outright by the NEO (or his spouse or dependents); (ii) stock held beneficially through the Partners' Plan; (iii) stock held in an individual brokerage account; (iv) stock granted to the NEO but not yet vested (i.e., restricted stock); and (v) stock obtained through stock option exercise. Failure to meet or to show sustained progress toward meeting the ownership requirements may result in a reduction in future annual and/or long-term cash incentive payouts in the form of stock. Exceptions to these stock ownership requirements may be made at the discretion of the Compensation Committee if compliance would create a severe hardship.

Anti-Hedging Policy
Pursuant to our Insider Trading Policy, we have prohibited certain employee-partners, including our officers, from purchasing any financial instrument or engaging in any other transaction, such as a zero-cost collar or a forward sale contract, that is designed to hedge or offset any decrease or increase in the market value of Cintas securities. Our Insider Trading Policy also prohibits our officers from participating in short sales of Cintas securities and from participating in a transaction involving options, such as puts, calls or other derivative securities, involving Cintas securities, unless approved in advance by our CEO in connection with a planned retirement from Cintas. Such prohibitions apply to Cintas securities granted to the employee-partners as part of compensation or otherwise held, directly or indirectly, by the employee-partner. Currently, all NEOs are in compliance with this anti-hedging policy.

Employment, Severance and Change in Control Agreements
Cintas has not entered into any employment or severance agreements with any of its NEOs that provide for payments upon a termination of employment or in connection with a change in control. Upon a termination of employment other than for "cause", Cintas has a practice of providing severance in exchange for a release of claims. Cintas has no policy regarding change in control agreements. For a further discussion on these topics, please see the Potential Payments Upon Termination, Retirement or Change in Control section of this proxy statement.

Recovery of Prior Awards
We seek to recover, to the extent practicable, performance-based incentive compensation from our executive officers. In addition, the Board has adopted Cintas’ Compensation Recoupment Policy (Recoupment Clawback Policy) in accordance with Rule 10D-1 under the Exchange Act. Under Cintas’ Recoupment Clawback Policy, our Compensation Committee will, to the extent permitted by law, recoup any incentive compensation (cash and equity) received by Cintas’ executive officers, in the event of a restatement of financial-based measures (regardless of whether detrimental conduct has occurred). In the case of a restatement of financial-based measures, the Board will reasonably promptly recover the amount by which the incentive compensation received exceeds the amount that would have been received if the error had not been made within three years preceding the date on which the Board determines that the financial measure contains a material error.

Following a material restatement or adjustment of our financial statements, the compensation subject to clawback is the amount in excess of what would have been awarded based on the corrected performance measures, calculated on a pre-tax basis. If the financial reporting measure applicable to the incentive or equity-based compensation is a stock price or total shareholder return (TSR) measure, the Board has broad authority to estimate the effect of the financial restatement on our share price in calculating recoverable compensation. In the case of detrimental conduct, the Board has the ability to recover all incentive compensation.

In addition, we maintain the Cintas Amended and Restated 2011 Clawback Policy (2011 Misconduct Clawback Policy), which provides that the Board may exercise its discretion to require any employee who receives equity-based compensation to reimburse bonus, incentive or equity-based compensation awarded to such employees in the event of:
•A material restatement or adjustment to our financial statements as a result of such employee’s gross negligence, knowing or intentional fraudulent or illegal misconduct; or
•Such employee’s detrimental conduct that has caused material financial, operational or reputational harm to the Company, including (i) acts of fraud or dishonesty during the course of employment; (ii) improper conduct that causes material financial, operational or reputational harm to the Company or our affiliates; (iii) improper disclosure of confidential material that causes material financial, operational or reputational harm to the Company or our affiliates; (iv) the commission of a felony or crime of comparable magnitude that subjects us to material reputational harm; (v) commission of an act or omission that causes a violation of federal or other applicable securities law; or (vi) gross negligence in exercising supervisory authority.
The Company may not indemnify any covered employee, directly or indirectly, for any losses incurred in connection with the recovery of any compensation under either the Recoupment Clawback Policy or the 2011 Misconduct Clawback Policy, including through the payment of insurance premiums, gross-up payments or supplemental payments. The Recoupment Clawback Policy and the 2011 Misconduct Clawback Policy will continue to apply to covered employees even after they cease to be employed by us.

Equity Grant Practices
The Compensation Committee approves all equity award grants to our NEOs on or before the grant date. The Compensation Committee's general practice is to complete its annual executive compensation review and determine performance goals and target compensation for our NEOs, following which they approve equity awards for NEOs. Specifically, the Compensation Committee has determined to grant annual equity awards no earlier than August 10 of each fiscal year, which the Compensation Committee believes is a sufficient amount of time for the public markets to absorb our fiscal year-end financial results. On occasion, the Compensation Committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. While the Compensation Committee has discretionary authority to grant equity awards to our NEOs outside of the cycle described above, it does not have a practice or policy of granting equity awards in anticipation of the release of material non-public information and, in any event, we do not time the release of material non-public information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs.
Compensation Risk Determination
Our Compensation Committee assesses the potential risks relating to our compensation policies and practices for our employees, including those related to our executive compensation programs. Periodically, our Compensation Committee reviews and discusses with management the relationship between Cintas’ compensation policies and practices and its risk management, including the extent to which those policies and practices create risks for Cintas, to ensure that such policies and practices support not only economic performance, but also compliance with our risk management objectives, and to ensure that they do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company. Based on its review of our executive compensation program and pay for performance philosophy, the Compensation Committee has determined that our compensation policies and practices are not reasonably likely to create risks that would have a material adverse effect on the Company.
Tax Considerations of Our Executive Compensation Program
Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. In the exercise of its business judgment, and in accordance with its compensation philosophy, the Compensation Committee continues to have the flexibility to award compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.

FISCAL 2025 SUMMARY
COMPENSATION TABLE
The following table provides information regarding the compensation of our Chief Executive Officer during fiscal 2025, our Chief Financial Officer during fiscal 2025 and our three other NEOs for fiscal 2025.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compen- sation(2) ($)	All Other Compen- sation(3) ($)	Total ($)
Todd M. Schneider	2025	1,114,074	—	5,589,531	—	2,510,725	35,346	9,249,676
President and Chief Executive Officer	2024	1,076,400	—	5,083,041	—	2,369,161	268,872	8,797,474
	2023	1,040,000	—	4,442,984	—	1,924,000	163,272	7,570,256
Scott D. Farmer	2025	750,000	—	187,329	—	—	57,624	994,953
Executive Chairman of the Board	2024	500,000	—	1,904,797	—	815,187	328,649	3,548,633
	2023	500,000	—	2,220,614	—	925,000	338,772	3,984,386
J. Michael Hansen	2025	687,361	—	1,652,944	—	1,068,463	26,007	3,434,775
Former Executive Vice President and Chief Financial Officer	2024	664,117	—	1,509,471	—	1,184,729	81,028	3,439,345
	2023	641,659	—	1,054,111	—	952,198	65,446	2,713,414
James N. Rozakis	2025	675,338	—	826,472	826,384	1,344,372	34,100	3,706,666
Executive Vice President and Chief Operating Officer	2024	652,500	—	867,228	1,091,912	1,127,647	153,867	3,893,154

D. Brock Denton	2025	559,728	—	551,045	550,960	755,316	33,454	2,450,503
Senior Vice President, General Counsel and Secretary	2024	538,200	—	503,320	502,910	853,577	52,328	2,450,335
	2023	520,000	—	442,103	564,102	496,080	36,807	2,059,092
___________
(1)The amounts reported for fiscal 2025 restricted stock and stock options are the aggregate grant date fair values of awards granted during the fiscal year calculated in accordance with ASC 718. For more information on the assumptions used for these awards see Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended May 31, 2025. Amounts disclosed for fiscal 2025 represent the probable outcome of the applicable performance conditions. In the event that the highest level of performance was achieved for these awards, the aggregate amounts would be as follows: $11,179,062 for Mr. Schneider; $187,329 for Mr. Farmer; $3,305,888 for Mr. Hansen; $3,305,713 for Mr. Rozakis; and $2,204,012 for Mr. Denton.

(2)Reflects for fiscal 2025, the annual cash incentive awards earned by the NEOs under the Management Incentive Plan discussed in further detail beginning on page 25.

(3)All other compensation for fiscal 2025 includes reimbursements or payments for automobile allowances, executive medical program participation and Partners' Plan employer contributions. Cintas Partners' Plan contributions were as follows: $18,902 for Mr. Schneider; $19,057 for Mr. Farmer; $16,007 for Mr. Hansen; $17,310 for Mr. Rozakis; and $16,885 for Mr. Denton. All other compensation for fiscal 2025 also includes financial planning fees for Mr. Farmer.

GRANTS OF PLAN-BASED
AWARDS FOR FISCAL 2025
The following table sets forth certain information regarding all grants of plan-based awards made to the NEOs during fiscal 2025:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards(7) ($/sh)	Grant Date Fair Value of Stock and Option Awards(8) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum (#)
Todd M.		0	1,671,111	3,091,555	—	—	—	—	—	—
Schneider(1)	8/15/2024(4)	—	—	—	0	29,122	58,244	—	—	5,589,531
Scott D.		—	—	—	—	—	—	—	—	—
Farmer(2)	8/15/2024(4)	—	—	—	—	—	—	976	—	187,329
J. Michael		0	655,769	1,311,538	—	—	—	—	—	—
Hansen(3)	8/15/2024(4)	—	—	—	0	8,612	17,224	—	—	1,652,944
James N.		0	894,799	1,655,378	—	—	—	—	—	—
Rozakis(1)	8/15/2024(5)	—	—	—	0	14,660	29,320	—	191.935	826,384
	8/15/2024(6)	—	—	—	0	4,306	8,612	—	—	826,472
D. Brock		0	444,988	889,976	—	—	—	—	—	—
Denton(3)	8/15/2024(5)	—	—	—	0	9,774	19,548	—	191.935	550,960
	8/15/2024(6)	—	—	—	0	2,871	5,742	—	—	551,045
___________
(1)Mr. Schneider and Mr. Rozakis are eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted fiscal 2025 Cintas EPS and fiscal 2025 sales growth. Mr. Schneider and Mr. Rozakis are also eligible for an annual cash incentive based on the accomplishment of non-financial goals outlined by the Compensation Committee. If Cintas meets the targeted EPS and targeted sales growth and the NEO achieves his non-financial goals, he will receive the targeted amount for the annual cash incentive. The portion of the annual cash incentive related to EPS and sales growth can decrease to 0% or increase up to 200%. The portion of the annual cash incentive related to the non-financial performance goals can decrease to 0% but not exceed the targeted amount, depending on the extent to which these goals are achieved. If the goals up to a certain level are not met, no incentive will be paid. Restricted stock and non-qualified stock options are granted pursuant to the terms and conditions of the Cintas Corporation 2016 Equity and Incentive Compensation Plan (the 2016 Plan) based on achievement against fiscal 2025 EPS and sales growth goals.

(2)Mr. Farmer was not a participant in the Management Incentive Plan for fiscal 2025.

(3)Mr. Hansen and Mr. Denton are eligible for an annual cash incentive award based on the achievement of targeted fiscal 2025 Cintas EPS and an individual performance component (consisting of an overall subjective performance evaluation rather than performance against specified individual performance goals). Mr. Hansen and Mr. Denton are eligible for a long-term equity incentive award based on the achievement of targeted fiscal 2025 Cintas EPS and fiscal 2025 sales growth. If Cintas meets the targeted EPS and the NEO meets a particular individual performance level, he will receive the targeted amount for the annual cash incentive. This amount can decrease to 0% or increase up to 200% of the target depending on the extent to which the EPS goal and individual performance are achieved. If achievement up to a certain level is not attained, no incentive will be paid. Restricted stock and non-qualified stock options are granted pursuant to the terms and conditions of the Amended 2016 Plan based on achievement against fiscal 2025 EPS and sales growth goals.

(4)With consideration that Mr. Schneider, Mr. Farmer and Mr. Hansen are over the age of 55, the Compensation Committee determined that Mr. Schneider's, Mr. Farmer's and Mr. Hansen's long-term equity awards would be paid in restricted stock. Restricted stock generally vests after three years from the date of actual grant.

(5)Represents the stock option portion of the fiscal 2025 equity opportunity. Stock options generally vest at a rate of 33% per year, beginning on the third anniversary of the date of actual grant of the stock options and ending on the fifth anniversary of the date of actual grant of the stock options.

(6)Represents the restricted stock portion of the fiscal 2025 equity opportunity, actual grants under which will generally vest three years from the date of actual grant of the shares.

(7)The exercise price of the option portion of the fiscal 2025 equity opportunity is equal to the closing stock price on the date of actual grant of the stock options. See page 35 for more information.

(8)Amounts shown in this column represent the grant date fair value of stock and option awards calculated in accordance with ASC 718. The fair value of stock awards was determined by using the closing stock price on the date of the grant. The fair value of option awards was determined using the Black-Scholes model.

OUTSTANDING EQUITY AWARDS
AT FISCAL 2025 YEAR-END
The following table provides information regarding unexercised stock options and unvested stock awards held by our NEOs as of May 31, 2025 (plus grants made on August 11, 2025):

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Todd M.	7/28/2020	—	16,448	73.39	7/28/2030
Schneider	7/27/2021	—	55,012	97.22	7/27/2031
	7/27/2021	—	16,480	97.22	7/27/2031
	—					284,130	64,355,445
Scott D.
Farmer	—					110,760	25,087,140
J. Michael	7/31/2018	18,304	—	51.12	7/31/2028
Hansen	7/23/2019	66,560	—	65.20	7/23/2029
	7/28/2020	19,736	9,868	73.39	7/28/2030
	7/27/2021	15,608	31,224	97.22	7/27/2031
	7/26/2022	—	47,392	99.46	7/26/2032
	—					65,999	14,948,774
James N.	5/29/2020	6,920	—	61.99	5/29/2030
Rozakis	7/28/2020	—	8,272	73.39	7/28/2030
	7/27/2021	—	33,800	97.22	7/27/2031
	7/26/2022	—	41,656	99.46	7/26/2032
	8/10/2023	—	41,616	122.54	8/10/2033
	8/10/2023	—	9,544	122.54	8/10/2033
	8/12/2024	—	37,284	189.91	8/12/2034
	8/11/2025	—	23,326	223.88	8/11/2035
	—					35,732	8,093,298
D. Brock	8/27/2021	2,724	5,456	97.93	8/27/2031
Denton	7/26/2022	—	39,728	99.46	7/26/2032
	8/10/2023	—	39,736	122.54	8/10/2033
	8/12/2024	—	28,472	189.91	8/12/2034
	8/11/2025	—	15,552	223.88	8/11/2035
	—					29,205	6,614,933
___________
(1)Stock options have a 10-year term and generally vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant.
(2)    Restricted stock awards generally vest three years from the date of grant. The following table indicates the dates when the shares of restricted stock held by each NEO vest:

Vesting Date	Todd M. Schneider	Scott D. Farmer	J. Michael Hansen	James N. Rozakis	D. Brock Denton

7/26/2025	84,344	42,168	9,984	8,776	8,368
8/10/2026	80,960	40,464	19,208	9,348	8,048
8/12/2027	72,476	27,152	23,104	10,756	8,220
8/11/2028	46,350	976	13,703	6,852	4,569

OPTION EXERCISES AND STOCK
VESTED FOR FISCAL 2025
The following table lists the number of shares acquired and the value realized as a result of option exercises by the NEOs in fiscal 2025 and the value of any stock awards that vested in fiscal 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Todd M. Schneider	85,364	9,460,289	29,240	5,565,761
Scott D. Farmer	—	—	119,568	22,759,470
J. Michael Hansen	—	—	15,608	2,970,944
James N. Rozakis	48,312	5,509,757	16,900	3,216,873
D. Brock Denton	—	—	576	115,141
___________
(1)Calculated by multiplying the difference between the closing price of Cintas common stock at the time of the exercise and the exercise price by the number of shares.

(2)Calculated by multiplying the closing price on the date of vesting by the number of shares.

NONQUALIFIED DEFERRED
COMPENSATION FOR FISCAL 2025
Our NEOs are eligible to participate in a Deferred Compensation Plan. This Deferred Compensation Plan permits a group of highly compensated employee-partners of Cintas to defer the receipt of current year compensation which they have earned during the year. This Deferred Compensation Plan is intended to assist Cintas in the retaining and attracting of individuals of exceptional ability.

Our NEOs may elect to defer up to 75% of their base salary and up to 90% of their earned annual cash incentive awards. Amounts deferred are credited to the NEO's account under the Deferred Compensation Plan and are fully vested.

Future payments are distributed in a lump sum or in annual installments, based on the NEO's choice. If the form of payment selected provides for subsequent payments, subsequent payments will be made on the anniversary of the initial payment. All amounts are payable in a lump sum if the NEO terminates employment prior to meeting the definition of retirement; should the NEO meet the definition of retirement, the balance will be distributed as elected. All distribution decisions and payments under the Deferred Compensation Plan are subject to compliance with Section 409A of the Internal Revenue Code.

While deferred, amounts are credited with "earnings" as if they were invested as the NEOs chose in one or more investment options available under the Deferred Compensation Plan. The NEOs' accounts under the Deferred Compensation Plan will be adjusted from time to time, up or down, depending upon performance of the investment options chosen.

The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the NEOs during fiscal 2025 and the aggregate balance of the accounts as of May 31, 2025:

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at May 31, 2025(3) ($)
Todd M. Schneider	—	385,009	—	5,489,751
Scott D. Farmer	—	2,151,289	—	18,634,849
J. Michael Hansen	—	99,521	—	1,128,999
James N. Rozakis	36,051	159,422	(40,152)	1,467,436
D. Brock Denton	48,272	18,208	—	198,437
___________
(1)Executive contributions are included in the NEO's salary and/or non-equity incentive plan compensation, as applicable, as presented in the Fiscal 2025 Summary Compensation Table.
(2)Reflects the amount of earnings during fiscal 2025 based on the performance of the investment options chosen by the NEO. None of these earnings represent above-market or preferential earnings, and, as a result, are not included in the Fiscal 2025 Summary Compensation Table.
(3)Includes contributions previously reported in the Summary Compensation Tables for prior years as follows: $81,152 for Mr. Schneider; $7,457,678 for Mr. Farmer; $325,569 for Mr. Hansen; $33,329 for Mr. Rozakis; and $110,001 for Mr. Denton.

POTENTIAL PAYMENTS UPON TERMINATION,
RETIREMENT OR CHANGE IN CONTROL
Payments Made Upon Termination
Regardless of the manner in which an executive officer's employment terminates, except for a "for cause" termination, they are entitled to receive amounts earned during their term of employment. Such amounts include:
•except as otherwise described below, the right to exercise within 60 days of termination all vested stock options granted under Cintas' equity compensation plans as reflected in the Outstanding Equity Awards at Fiscal 2025 Year-End table;
•amounts contributed, earned and vested under the Cintas Partners' Plan; and
•amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2025 table.
In addition, if Cintas elects to terminate an executive officer, they will receive four weeks' written notice or four weeks of base salary instead of notice. Generally, Cintas makes no payments to executives terminated for cause. Cintas has no other policy regarding severance payments.
Payments Made Upon Retirement
If an executive officer retires (as defined in the applicable plans), they are entitled to receive amounts earned during their term of employment. Such amounts include:
•vested non-qualified stock options granted under the Company’s 2005 Equity Compensation Plan (plus stock options, stock appreciation rights and other performance-based equity awards granted under the 2016 Plan and the Amended 2016 Plan) which would maintain the standard grant expiration date of 10 years from the grant issuance date, and restricted stock awards granted under the 2016 Plan and the Amended 2016 Plan which would immediately vest upon retirement in accordance with such plan;
•amounts contributed, earned and vested under the Cintas Partners' Plan; and
•amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2025 table.
Cintas has no overarching policy regarding retirement arrangements.
Payments Made Upon Death or Disability
In the event of the death or disability of an executive officer, in addition to the benefits listed under the heading "Payments Made Upon Retirement" above for the Cintas Partners' Plan and Deferred Compensation Plan, the NEO will receive benefits under Cintas' disability plan or payments under Cintas' life insurance plan, as appropriate. In the event of death, outstanding equity awards granted under the Company’s 2016 Plan and Amended 2016 Plan will immediately vest. In the event of disability, outstanding equity awards granted under the Company’s 2016 Plan and Amended 2016 Plan will continue to vest in accordance with the applicable plan. These payments are generally available to all employee-partners.
Payments Made Upon a Change in Control
Cintas has no overarching policy regarding payments made upon a change in control. Assuming that outstanding equity awards are assumed or converted into replacement awards in connection with a change in control, such awards would vest in full in the event that the grantee is terminated without cause (or resigns for good reason) within 24 months following the change in control. If the outstanding equity awards are not assumed or replaced with replacement awards, they would immediately vest with the change in control. In addition, if an executive officer is terminated without cause upon a change in control, they will receive four weeks' written notice or four weeks of base salary instead of notice.

The following table estimates the value of potential executive payments and benefits due to the NEOs upon certain terminations of employment or a change in control, assuming such events occurred on May 31, 2025. These estimates do not reflect the actual amounts that would be paid to the NEO, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs. The actual compensation to be paid to an NEO can only be determined at the time such NEO’s employment is terminated and may vary based on factors such as the timing during the year of any such event, our stock price, the NEO’s age and any changes to our benefit arrangements and policies. In addition to the amounts set forth in the table below, each NEO would be entitled to receive any accrued and vested benefits under the Cintas Partners' Plan and the Deferred Compensation Plan in accordance with the terms of such plans. See the Nonqualified Deferred Compensation for Fiscal 2025 section for information regarding fiscal year-end balances of each NEO's nonqualified deferred compensation.

Executive Payments and Benefits Upon Separation	Involuntary Termination by Company Without Cause ($)	Involuntary Termination by Company For Cause ($)	Retirement(1) ($)	Death ($)	Termination as a Result of Disability ($)	Qualifying Termination in Connection with a Change in Control(2) ($)

Todd M. Schneider
Cash payments(3)	85,700	—	—	—	—	85,700
Value of stock options(4)	—	—	—	11,760,839	11,760,839	11,760,839
Value of restricted stock awards(5)	—	—	—	64,355,445	64,355,445	64,355,445
Insurance(6)	—	—	—	100,000	—	—
Total	85,700	—	—	76,216,284	76,116,284	76,201,984
Scott D. Farmer
Cash payments(3)	57,692	—	—	—	—	57,692
Value of stock options(4)	—	—	—	—	—	—
Value of restricted stock awards(5)	25,087,140	—	25,087,140	25,087,140	25,087,140	25,087,140
Insurance(6)	—	—	—	100,000	—	—
Total	25,144,832	—	25,087,140	25,187,140	25,087,140	25,144,832
J. Michael Hansen
Cash payments(3)	52,872	—	—	—	—	52,872
Value of stock options(4)	—	—	—	30,554,073	30,554,073	30,554,073
Value of restricted stock awards(5)	—	—	—	14,948,774	14,948,774	14,948,774
Insurance(6)	—	—	—	100,000	—	—
Total	52,872	—	—	45,602,847	45,502,847	45,555,719
James N. Rozakis
Cash payments(3)	51,948	—	—	—	—	51,948
Value of stock options(4)	—	—	—	18,749,393	18,749,393	18,749,393
Value of restricted stock awards(5)	—	—	—	8,093,298	8,093,298	8,093,298
Insurance(6)	—	—	—	100,000	—	—
Total	51,948	—	—	26,942,691	26,842,691	26,894,639
D. Brock Denton
Cash payments(3)	43,056	—	—	—	—	43,056
Value of stock options(4)	—	—	—	11,271,493	11,271,493	11,271,493
Value of restricted stock awards(5)	—	—	—	6,614,933	6,614,933	6,614,933
Insurance(6)	—	—	—	100,000	—	—
Total	43,056	—	—	17,986,426	17,886,426	17,929,482
___________
(1)As of May 31, 2025, Mr. Farmer was the only NEO who was retirement eligible in accordance with the 2016 Plan and the Amended 2016 Plan.

(2)Assumes all outstanding equity awards are converted into replacement awards in connection with a change in control and the NEO is either terminated without Cause or resigns for Good Reason (each as defined in the Amended 2016 Plan) within 24 months following the change in control.
(3)Represents four weeks' worth of the NEO's base salary as of May 31, 2025. In the case of an involuntary termination without Cause or if the NEO resigns for Good Reason, Cintas may elect to provide four weeks' written notice instead of four weeks of base salary. In a qualifying termination in connection with a change in control, the NEO would receive the cash payment only when terminated without Cause or if the NEO resigns for Good Reason. Also, for purposes of this table, the fiscal 2025 annual incentive is not included as it was deemed earned as of May 31, 2025 and is subject to company performance.
(4)Amounts presented represent the intrinsic value of unvested stock options as of May 31, 2025, based on the closing price of Cintas common stock on May 31, 2025 of $226.50.
(5)Amounts presented represent the market value of unvested restricted stock awards as of May 31, 2025, based on the closing price of Cintas common stock on May 31, 2025 of $226.50.
(6)Each NEO is entitled to $50,000 in company-provided life insurance and, if applicable, $50,000 in company-provided accidental death and dismemberment insurance.

CEO PAY RATIO
We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. Our calculation of the pay ratio may be different than the pay ratios of other public companies as a result of different methodologies used to determine the pay ratios. As a result, we would discourage the use of reported ratios as a basis for any comparison between companies.

In this summary, we refer to the employee-partner who received the Median Annual Compensation as the “Median Employee-Partner.” For purposes of this pay ratio disclosure, the date used to identify the Median Employee-Partner was May 30, 2025 (the Determination Date). The Determination Date used in our pay ratio disclosure in last year's proxy statement was May 31, 2024, the last Friday in May 2024. For fiscal 2025, we changed the date to May 30, 2025 to continue to use the last Friday of the month for purposes of administrative convenience. The CEO Compensation for purposes of this pay ratio disclosure was $9,267,498 for fiscal 2025, which is the amount reported for Mr. Schneider in the “Total” column of the Fiscal 2025 Summary Compensation Table, plus employer-paid healthcare and employer-offered insurance. Additionally, for purposes of this pay ratio disclosure, the Median Annual Compensation for fiscal 2025 was $73,899 and was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, plus employer-paid healthcare and employer-offered insurance. The ratio of the CEO Compensation to the Median Annual Compensation for fiscal 2025 was approximately 125 to 1.

To identify the Median Employee-Partner from our total employee population, we first measured compensation for the period beginning on May 26, 2024, and ending on May 30, 2025 (measurement period) for approximately 48,300 employee-partners, representing all full-time, part-time, seasonal and temporary employee-partners of the Company and its consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number includes any employee-partners of businesses acquired by us or combined with us. Also, as permitted by SEC rules, under the 5% “de minimis exemption,” we excluded all non-U.S. and non-Canadian employee-partners, which represent less than 5% of our total workforce. The excluded employee-partners consisted of approximately 600 employee-partners in Honduras and approximately 500 employee-partners in Mexico. This compensation measurement was calculated by totaling salary and wages for each employee-partner for the measurement period. Specifically excluded from the calculation were the value of equity and equity-based awards, as such awards are not widely distributed to our employee-partner population. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee-partner workforce (full-time and part-time) identified above worked for less than the full measurement period due to commencing employment during that period. In determining the Median Employee-Partner, we annualized the compensation measure over the full measurement period for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee-partner compensation program.

Please note that SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how it aligns executive compensation with the Company’s performance, see the Compensation Discussion and Analysis section.

					Value of Initial Fixed $100 Investment Based on:
Fiscal Year(1)	Summary Compensation Table Total for PEO(2) ($)	Compensation Actually Paid to PEO(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(4) ($)	Average Compensation Actually Paid to Non-PEO NEOs(5) ($)	Total Shareholder Return(6) ($)	Peer Group Total Shareholder Return(7) ($)	Net Income (thousands)(8) ($)	Diluted EPS(9) ($)

2025	9,249,676	34,558,802	2,646,724	10,732,212	384.67	203.00	1,812,281	4.40
2024	8,797,474	34,924,915	3,446,319	11,645,926	285.69	150.41	1,571,592	3.79
2023	7,570,256	19,652,770	2,837,688	6,352,215	197.10	143.56	1,348,080	3.25
2022	7,777,100	18,315,893	2,749,487	6,719,935	164.60	129.63	1,235,757	2.81
2021	9,035,393	15,389,401	2,667,811	14,063,683	144.68	132.83	1,110,968	2.56
___________
(1)     For purposes of this table the principal executive officer (PEO) and non-PEO NEOs are as follows:

Fiscal Year	PEO	Non-PEO NEOs

2025	Todd M. Schneider	Scott D. Farmer, J. Michael Hansen, James N. Rozakis, D. Brock Denton
2024	Todd M. Schneider	Scott D. Farmer, J. Michael Hansen, James N. Rozakis, D. Brock Denton
2023	Todd M. Schneider	Scott D. Farmer, J. Michael Hansen, Michael L. Thompson, D. Brock Denton
2022	Todd M. Schneider	Scott D. Farmer, J. Michael Hansen, Michael L. Thompson, D. Brock Denton
2021	Scott D. Farmer	Todd M. Schneider, J. Michael Hansen, Michael L. Thompson, Thomas E. Frooman
(2)    Represents the amount of total compensation reported for the PEO for each corresponding fiscal year in the “Total” column of the Summary Compensation Table for each applicable fiscal year.
(3)     Represents the amount of “compensation actually paid” to the PEO, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not necessarily reflect the actual amount of compensation earned by or paid to the PEO during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the PEO’s total Summary Compensation Table compensation for each year to determine the compensation actually paid:

Fiscal Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)

2025	9,249,676	(5,589,531)	30,898,657	34,558,802
2024	8,797,474	(5,083,041)	31,210,482	34,924,915
2023	7,570,256	(4,442,984)	16,525,498	19,652,770
2022	7,777,100	(4,822,899)	15,361,692	18,315,893
2021	9,035,393	(5,058,293)	11,412,301	15,389,401
(a)    The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable fiscal year.
(b)    The equity award adjustments for each applicable fiscal year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable fiscal year that are outstanding and unvested as of the end of the fiscal year; (ii) the amount of change as of the end of the applicable fiscal year (from the end of the prior fiscal year) in fair value of any awards granted in prior fiscal years that are outstanding and unvested as of the end of the applicable fiscal year; (iii) for awards that are granted and vest in same applicable fiscal year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior fiscal years that are determined to fail to meet the applicable vesting conditions during the applicable fiscal year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable fiscal year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Fiscal Year	Year End Fair Value of Unvested Covered Year Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Prior Year Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)

2025	10,498,275	18,297,427	—	2,102,955	30,898,657
2024	12,284,138	18,000,062	—	926,282	31,210,482
2023	9,556,114	6,916,705	—	52,679	16,525,498
2022	8,399,186	5,134,815	—	1,827,691	15,361,692
2021	10,568,018	—	—	844,283	11,412,301

(4)     Represents the average of the amounts reported for Cintas' non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable fiscal year.
(5)     Represents the average amount of “compensation actually paid” to the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not necessarily reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total Summary Compensation Table compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid, using the same methodology described above in footnote three.

Fiscal Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards(a) ($)	Average Equity Award Adjustments(b) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2025	2,646,724	(1,148,783)	9,234,271	10,732,212
2024	3,446,319	(1,707,327)	9,906,934	11,645,926
2023	2,837,688	(1,319,175)	4,833,702	6,352,215
2022	2,749,487	(1,258,646)	5,229,094	6,719,935
2021	2,667,811	(1,258,330)	12,654,202	14,063,683
(a)    The grant date fair value of equity awards represents the average of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable fiscal year.
(b)    The amounts deducted or added in calculating the equity award adjustments are as follows:

Fiscal Year	Average Year End Fair Value of Unvested Covered Year Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Prior Year Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Average Equity Award Adjustments ($)

2025	2,124,356	6,655,927	—	453,988	9,234,271
2024	3,737,731	5,798,522	—	370,681	9,906,934
2023	2,836,813	1,975,658	—	21,231	4,833,702
2022	2,433,694	1,624,432	—	1,170,968	5,229,094
2021	2,412,208	8,129,869	—	2,112,125	12,654,202

(6) Cumulative total shareholder return (TSR) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(7)     Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the group of four comparison companies used for the stock performance graph on page 18 of our Annual Report on Form 10-K for the fiscal year ended May 31, 2025 (ABM Industries, Aramark, Rollins, Inc. and UniFirst Corporation).
(8)     Represents the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
(9)     Under the Management Incentive Plan, annual incentive calculations for achievement of financial goals are based on actual results, subject to adjustment at the discretion of the Compensation Committee to exclude extraordinary items that are not operational, such as accounting principle changes or revenue from an acquisition that was not in the business plan. Fiscal 2022 diluted EPS is a non-GAAP adjusted financial measure that excludes the impact of special gains and the related income tax impact. In fiscal years 2025, 2024, 2023 and 2021, there were no such special gains, so no adjustments were made.

Tabular List of Financial Performance Measures
As described in greater detail in the Compensation Discussion and Analysis section, Cintas' compensation programs are designed to enable us to attract and retain talented and experienced individuals who are motivated to contribute to Cintas' short-term and long-term success. As required by Item 402(v) of Regulation S-K, the following is a list of financial performance measures, which in our assessment, represents the most important financial performance measures used by Cintas to link compensation actually paid to Cintas' NEOs for fiscal 2025 to Cintas' performance.
•Diluted EPS
•Sales Growth

From the above list of performance measures, we view Diluted EPS as our most important financial performance measure used to link compensation actually paid to our PEO and other NEOs to Cintas’ performance for fiscal 2025. Diluted EPS is a key component of the Cintas’ performance-based incentive compensation program and is utilized under our annual cash incentive program given it is a performance measure over which our NEOs can have significant impact. In addition, Diluted EPS is used in Cintas’ long-term performance-based incentive compensation program for some of our NEOs.

Sales Growth, another metric in our annual cash incentive program and our long-term performance-based incentive compensation program for fiscal 2025, was a key component of our NEOs’ pay in fiscal 2025.

While SEC rules indicate that we should include a list of three to seven financial performance measures, the above two metrics are the only financial performance measures we utilize in our executive compensation program to link our NEOs’ pay to company performance.

For additional information regarding how the above listed performance measures were utilized as part of our executive compensation program in fiscal 2025, see “Compensation Discussion and Analysis.”

Description of Relationships Between Certain Information Presented
In accordance with Item 402(v) of Regulation S-K, Cintas is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

APPROVAL, ON AN ADVISORY BASIS, OF
NAMED EXECUTIVE OFFICER COMPENSATION
(Item 2 on the Proxy Card)
The Board is committed to excellence in governance. As part of that commitment, and as required by Section 14A of the Exchange Act and Item 402(k) of Regulation S-K, the Board is providing our shareholders with an opportunity to vote to approve, on an advisory basis, NEO compensation, which is commonly known as "say-on-pay." We are currently conducting say-on-pay votes every year and expect to hold the next say-on-pay vote in connection with our 2026 Annual Meeting of Shareholders.

We are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. In 2024, our shareholders approved, on an advisory basis, the compensation of our NEOs with a "FOR" vote of approximately 96% of the votes cast. Accordingly, we are asking our shareholders to vote "FOR" the following resolution:

Resolved, that the compensation of the NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved on a non-binding, advisory basis.

As an advisory vote, this proposal is not binding on Cintas. However, the Compensation Committee of our Board, which is responsible for designing and administering our executive compensation program and practices, values the opinions expressed by shareholders in their vote on this proposal, and expects to consider the outcome of the vote when making future compensation decisions for NEOs.

YOUR BOARD UNANIMOUSLY RECOMMENDS
A VOTE FOR THIS PROPOSAL.

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT
The Audit Committee oversees Cintas' financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls over financial reporting. As part of the oversight processes, the Audit Committee regularly meets with management of Cintas, Cintas' independent registered public accounting firm and Cintas' Director of Internal Audit. The Audit Committee regularly meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management, the independent registered public accounting firm and internal auditors for Cintas. To fulfill its responsibilities, the Audit Committee did, among other things, the following:
(a)reviewed and discussed Cintas' audited financial statements for fiscal 2025 with Cintas' management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;
(b)reviewed the quarterly earnings releases and reports on Form 10-K and Form 10-Q prior to release;
(c)reviewed management's representations that the interim and audited financial statements were prepared in accordance with U.S. generally accepted accounting principles and fairly present the results of operations and financial position of Cintas;
(d)reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC, including matters related to the conduct of the audit of Cintas' financial statements;
(e)received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence;
(f)based on the reviews and discussions with management and the independent registered public accounting firm, the independent registered public accounting firm's disclosures to the Audit Committee, the representations of management and the report of the independent registered public accounting firm, recommended to the Board, which adopted the recommendation, that Cintas' audited annual financial statements be included in Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2025, for filing with the SEC;
(g)reviewed all audit and nonaudit services performed for Cintas by the independent registered public accounting firm for the fiscal year ended May 31, 2025 and determined that its provision of nonaudit services was compatible with maintaining its independence from Cintas;
(h)consulted with counsel regarding SOX, NASDAQ's corporate governance listing standards and the corporate governance environment in general and considered any additional requirements placed on the Audit Committee as well as additional procedures or matters the Audit Committee should consider;
(i)reviewed and monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting and reviewed an attestation report from the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; and
(j)examined the Audit Committee Charter to determine compliance by Cintas and the Audit Committee with its provisions and to determine whether any revisions to the Charter were advisable. The Cintas Audit Committee Charter was approved at the January 13, 2025 Audit Committee Meeting. Only minor changes to the Charter were required.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:
Ronald W. Tysoe (Chair), Karen L. Carnahan and Martin Mucci

Fees to Independent Registered Public Accounting Firm
The Audit Committee appointed Ernst & Young LLP as the independent registered public accounting firm to audit the fiscal 2025 financial statements.

Fees billed for services are as follows:

	Fiscal 2025	Fiscal 2024
Audit Fees(1)	$1,916,535	$1,815,325
Tax Fees(2)	$202,898	$370,440
Audit Related Fees(3)	$210,000	$121,000
___________
(1)Audit Fees were for audit services, including the integrated audit of Cintas' consolidated financial statements (including the review of quarterly financial statements) and the effectiveness of Cintas' internal control over financial reporting.
(2)Tax Fees were for tax advisory and compliance-related services.
(3)Audit Related Fees for fiscal 2025 were for audits of benefit plans and debt offering. Audit Related Fees for fiscal 2024 were for audits of benefit plans.

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals and the fees for the services performed to date.

All of the fees above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 3 on the Proxy Card)
We are asking shareholders to ratify the appointment of Ernst & Young LLP as Cintas Corporation’s independent auditors for the year ending May 31, 2026. The Audit Committee annually considers the independence, qualifications and performance of Ernst & Young LLP. Such consideration includes reviewing the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussing with Ernst & Young LLP their independence. The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP’s lead audit partner, oversees the required rotation of Ernst & Young LLP’s lead audit partner responsible for the Company’s audit and reviews and considers the selection of the lead audit partner. In addition, in order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company’s independent registered public accounting firm.

In fiscal 2025, the Audit Committee also considered several factors in deciding whether to re-engage its independent registered  public accounting firm including the length of time Ernst & Young LLP has served as the Company’s independent auditors, Ernst  & Young LLP’s general reputation for adherence to professional auditing standards, the breadth and complexity of the Company’s  business and its global scope and the resulting demands placed on the Company’s auditing firm in terms of expertise in the Company’s business, the quantity and quality of Ernst & Young LLP’s staff and the Company’s global reach.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Although shareholder ratification of Ernst & Young LLP is not required by law, the Board believes it is advisable to provide shareholders an opportunity to ratify this selection. In the event that shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment, but is not required to do so. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year should it determine that such change is in the best interests of the Company and its shareholders.

YOUR BOARD UNANIMOUSLY
RECOMMENDS A VOTE FOR THIS PROPOSAL.

STOCK OWNERSHIP

PRINCIPAL
SHAREHOLDERS
The following table sets forth the names and addresses of the only shareholders known by Cintas to own beneficially 5% or more of its outstanding Common Stock as of September 2, 2025. All share amounts shown below are as adjusted to reflect the Stock Split. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Scott D. Farmer(1)	57,662,934	14.3%
Vanguard Group, Inc.(2)	41,197,032 (5)	10.2%
BlackRock, Inc.(3)	28,799,136 (6)	7.1%
___________
(1)The mailing address of Scott D. Farmer is 8044 Montgomery Road, Suite 480, Cincinnati, Ohio 45236.
(2)The mailing address of Vanguard Group, Inc. is P.O. Box 2600 V26, Valley Forge, Pennsylvania 19482-2600.
(3)The mailing address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)Mr. Farmer has sole voting and dispositive power over 57,662,934 shares of Cintas common stock. This amount includes (a) 1,847,582 shares of Cintas common stock held directly by Mr. Farmer, of which 12,671 shares are pledged, (b) 33,505,548 shares of Cintas common stock held indirectly by Mr. Farmer through Summer Hill Partners, LLLP, 15,651,200 shares held indirectly by Summer Hill Partners II, LLC, 1,005,352 shares held indirectly by a limited liability company under control of Mr. Farmer, 4,000,000 shares held indirectly by Summer Hill Partners IV, LLC (c) 1,294,676 shares of Cintas common stock held indirectly by Mr. Farmer through trusts for the benefit of Mr. Farmer and members of his immediate family over which Mr. Farmer serves as trustee, (d) 335,520 shares of Cintas common stock held indirectly by Mr. Farmer through a limited partnership (e) 18,304 shares of Cintas common stock held indirectly by Mr. Farmer through his spouse and (f) 4,752 shares of Cintas common stock held indirectly by Mr. Farmer through an employee stock ownership plan.
    While Mr. Farmer may be deemed to have or share voting or dispositive power with respect to shares of Cintas common stock owned by Summer Hill Partners, LLLP, Summer Hill Partners II, LLC, Summer Hill Partners IV, LLC, trusts, a limited partnership and a limited liability company, he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any.
(5)This information is based solely on the Schedule 13G/A filed with the SEC on February 13, 2024, by Vanguard Group, Inc., which reflects that as of December 29, 2023, Vanguard Group, Inc. has sole dispositive power with respect to 39,697,168 shares of Cintas common stock, shared dispositive power with respect to 1,499,864 shares of Cintas common stock and shared voting power with respect to 467,520 shares of Cintas common stock.
(6)This information is based solely on the Schedule 13G/A filed with the SEC on January 26, 2024, by BlackRock, Inc., which reflects that as of December 31, 2023, BlackRock, Inc. has sole dispositive power with respect to 28,799,136 shares of Cintas common stock and sole voting power with respect to 26,004,360 shares of Cintas common stock.

SECURITY OWNERSHIP OF DIRECTOR
NOMINEES AND EXECUTIVE OFFICERS
The following table shows the amount of Cintas Corporation Common Stock each director and NEO included in the Summary Compensation Table, and the directors and executive officers, as a group, owned on September 2, 2025.

		Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership		Percent of Class

Scott D. Farmer	Executive Chairman of the Board	57,662,934	(2)	14.3%
Todd M. Schneider	President, Chief Executive Officer and Director	672,508		*
Melanie W. Barstad	Director	73,954		*
Beverly K. Carmichael	Director	3,706		*
Karen L. Carnahan	Director	47,082		*
Robert E. Coletti	Director	974,090	(3)	*
Martin Mucci	Director	7,642		*
Joseph Scaminace	Director	80,410		*
Ronald W. Tysoe	Director	69,810		*
J. Michael Hansen	Executive Vice President and Chief Financial Officer	153,265	(4)	*
James N. Rozakis	Executive Vice President and Chief Operating Officer	277,897		*
D. Brock Denton	Senior Vice President, Secretary and General Counsel	45,315		*
All Directors and Current Executive Officers as a Group (12 persons)		60,060,486	(5)	14.9%
__________
* Less than 1%
(1)The following shares of common stock for options exercisable within 60 days for each director and current NEO are included in the amount of common stock beneficially owned: Mr. Farmer - 0, Mr. Schneider - 0, Ms. Barstad - 47,865, Ms. Carmichael - 2,869, Ms. Carnahan - 22,329, Mr. Coletti - 49,861, Mr. Mucci - 5,021 Mr. Scaminace - 37,317, Mr. Tysoe - 47,865, Mr. Hansen - 111,180, Mr. Rozakis - 0 and Mr. Denton - 18,692.
(2)See Principal Shareholders on page 51.
(3)Includes 13,697 shares of Cintas common stock held directly by Mr. Coletti and 910,532 shares held indirectly by trusts for the benefit of Mr. Coletti and members of his immediate family over which Mr. Coletti serves as trustee, of which 4,343 shares are pledged. Mr. Coletti disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(4)Includes 45,302 shares held by family trusts.
(5)Includes options for 278,931 shares, which are exercisable within 60 days. Total share count includes shares held by each Beneficial Owner listed above, other than J. Michael Hansen, who retired from his role as Executive Vice President and Chief Financial Officer as of May 31, 2025, and includes shares held by Scott A. Garula, who has been our Executive Vice President and Chief Financial Officer since June 1, 2025.
Pursuant to the Directors' Deferred Compensation Plan, the following Directors have been credited with the following number of phantom stock units as of September 2, 2025: Ms. Barstad - 4,041; Ms. Carnahan - 6,172; Mr. Coletti - 10,764; and Mr. Tysoe - 38,512. The holders do not have voting or investment power over these phantom stock units.

RELATED PERSON TRANSACTIONS
Cintas Corporation has a 25% interest in a corporate airplane with an entity owned by the family of its Executive Chairman of the Board, Scott D. Farmer. This arrangement began on February 23, 2006. Cintas manages the airplane under an operating agreement whereby each party pays their own operating expenses for use of the plane, and common costs are shared based on ownership percentages. For fiscal 2025, Cintas was reimbursed $3,868,254 under this arrangement.

Cintas engages KMK Law for a variety of legal services. Robert E. Coletti, a retired partner emeritus of the firm, is a member of the Board and an in-law of Mr. Farmer. Cintas paid the firm fees of $6,493,287 for legal services during the fiscal year ended May 31, 2025. Mr. Coletti did not receive any direct compensation from fees paid by Cintas to the firm.

Joseph Automotive Group engages Cintas for a variety of services. George R. Joseph, a principal and part owner, is an in-law of Mr. Farmer and Mr. Coletti. Joseph Automotive Group paid Cintas fees of $506,229 for services provided during the fiscal year ended May 31, 2025. Mr. Joseph does not receive any direct compensation from services provided by Cintas.

Certain stock exchange rules require Cintas to conduct an appropriate review of all related party transactions (those required to be disclosed by Cintas pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves such related party transactions only if it determines that it is in the best interests of Cintas. In considering the transaction, the Audit Committee may consider all relevant factors, including as applicable, (i) Cintas' business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to Cintas.

While Cintas adheres to this policy for potential related person transactions, the policy is not in written form (other than as part of listing agreements with stock exchanges to the extent required). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL REGARDING
SUPPORT FOR SHAREHOLDER ABILITY TO CALL
FOR A SPECIAL SHAREHOLDER MEETING
(Item 4 on the Proxy Card)

John Chevedden, whose address and share ownership information are available upon request as described on page 60, has notified the Company of his intention to offer the following proposal for consideration at the Annual Meeting.

Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting.

The 2024 Cintas bylaws require a ridiculous 50% of Cintas shares to call for a special shareholder meeting. This can translate to 60% of the Cintas shares that have enough time to vote at the Cintas annual meeting.

There is no concern that the 10% figure to call for a special meeting is too easy. It is almost unheard of for any special shareholder meeting, called for by shareholders, to ever occur at any company even though a significant number of companies have the 10% figure. The reason to have this right is that with this right in place, companies are more likely to engage productively with their shareholders because shareholder have an alternative ability to call for a special shareholder meeting.

To guard against the Cintas Board of Directors becoming complacent, shareholders need the ability to call a special shareholder meeting to help the Board adopt new strategies when the need arises.

Companies often claim that shareholder have multiple means to communicate with management, but in most cases, these means are as effective as mailing a letter to the CEO.

With the widespread use of online shareholder meetings, it is much easier for a company to conduct a special shareholder meeting for important issues, and Cintas bylaws, thus, need to be updated accordingly.

This proposal received 48% support at the 2022 Cintas annual meeting, so with slightly more support it will be approved at the 2025 annual meeting.

Please vote yes:
Support for Shareholder Ability to Call for a Special Shareholder Meeting - Item 4

The Board’s Response to the Shareholder Proposal

The Board believes that the 10% ownership threshold for calling a special meeting in the shareholder proposal is not in the best interests of the Company. The Board recognizes that the ability of shareholders to call special meetings is an important shareholder right, which is already enabled in the provisions of the Company’s Restated Articles of Incorporation and Amended and Restated By-Laws, each of which provides that owners of at least 50% of the Company’s common stock may call a special meeting of shareholders. In the Board’s view, the existing 50% ownership threshold strikes the appropriate balance between allowing a meaningful number of shareholders to exercise the right to raise issues between annual meetings, on the one hand, and the necessary diversion of management’s time and resources from responding to shareholder requests to call special meetings, on the other hand. These rights embody, and are part of, the Company’s already strong commitment to shareholder engagement and corporate governance practices. Moreover, shareholders can, and do, raise matters for consideration in connection with the Company’s annual meeting of shareholders.

The Company Has Demonstrated a Commitment to Shareholder Engagement

The Company is committed to active engagement with, and responding to the view and concerns of, our shareholders. The Board and management recognize the importance of active shareholder engagement and being responsive to shareholder feedback and routinely seek shareholder input from multiple forums, including:
•We provide ample opportunity for our shareholders to raise appropriate matters at our annual meetings.
•Our Board maintains open lines of communication with our shareholders throughout the year and is committed to adopting and following corporate governance best practices in this area.
•We share the information gained from shareholder and other stakeholder engagements with the Company’s senior management and the Board. We have received valuable feedback and important external viewpoints that inform the Board’s ongoing review of governance and compensation matters.

Adopting the Proposal Would Require Substantial Company Resources and Time
Special meetings impose significant costs on the Company, regardless of whether they are held online or in person and take the Board’s and management’s attention away from business initiatives and goals. In connection with conducting a special meeting, the Company must carefully evaluate the proposal for the business to be conducted at the special meeting and their response, pay to prepare, print and distribute disclosure documents to shareholders, solicit proxies, hold the meeting, tabulate votes and, for an online meeting, engage a service provider to host the meeting. If this shareholder proposal were adopted, a small minority of large shareholders, or just one large shareholder, could require the Company to devote outsized attention and resources to their special interests, at the expense of the Company’s other shareholders, many of whom may not share the same interest as those shareholders attempting to call a special meeting or believe that the time and expense of a special meeting is necessary for that purpose. The Company’s existing 50% ownership threshold ensures that a special meeting is called only when there is meaningful support among the Company’s shareholders, on the one hand, while providing shareholders with an important right to strengthen the accountability of the Board and management, on the other hand.

The Proposal Is Unnecessary Given Our Strong Governance Practices
Introducing a special shareholder meeting right with a 10% threshold is unnecessary in light of the Company’s current governance practices. These strong governance practices include, among others:
•Annual elections of the Company’s directors
•Majority voting in uncontested director elections and a director resignation policy
•Separate roles of Executive Chairman and CEO and an Independent Lead Director
•100% independent members of the Audit, Compensation and Nominating and Corporate Governance committees
•Annual Board evaluations

In light of these considerations regarding the Company’s corporate governance framework, the Board believes that this proposal is unnecessary and not in the best interests of the Company and its shareholders.

FOR THESE REASONS, YOUR BOARD UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

INFORMATION ABOUT THE ANNUAL MEETING
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 28, 2025
General Information
This proxy statement and accompanying proxy, mailed or provided online, are furnished in connection with the solicitation by the Board of Directors (the Board) of Cintas Corporation, a Washington corporation (we, Cintas or the Company), of proxies to be used at the Annual Meeting of Shareholders (Annual Meeting) of Cintas to be held on October 28, 2025, and at any adjournment thereof. This year’s Annual Meeting will be a virtual meeting of shareholders, which means that you will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CTAS2025. Cintas will bear the costs of this solicitation. The Notice Regarding the Availability of Proxy Materials (the Notice) and, for those shareholders who requested paper copies, this proxy statement and accompanying proxy, were first mailed to our shareholders on or about September 16, 2025.

Attendance and Participation
We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Shareholders will have substantially the same opportunities to participate as they would have at an in-person meeting. Any shareholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/CTAS2025. The webcast will start at 11:30 a.m., Eastern Daylight Time, on October 28, 2025. We encourage shareholders to access the Annual Meeting webcast before the start time. On the day of the Annual Meeting, online access will begin at 11:15 a.m., Eastern Daylight Time.

If shareholders encounter any difficulties accessing the Annual Meeting webcast during the check-in or meeting time, there will be a technical support number posted on the virtual meeting login page for assistance. Technical support will be available beginning at 11:15 a.m., Eastern Daylight Time, on October 28, 2025 through the conclusion of the Annual Meeting.

The virtual Annual Meeting platform is fully supported across browsers (Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure that they have a strong internet connection if they intend to attend and/or participate in the Annual Meeting. Shareholders should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

Shareholders may vote and submit questions while connected to the Annual Meeting on the Internet. Shareholders may submit a question by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CTAS2025, typing the question into the “Question” field and clicking “Submit.” Appropriate questions related to the business of the Annual Meeting (the proposals being voted upon) will be answered during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our website at www.cintas.com, under About – Investor Relations as soon as practical after the Annual Meeting. Additional information regarding the ability of shareholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available at www.virtualshareholdermeeting.com/CTAS2025.

Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common shares, are posted at www.virtualshareholdermeeting.com/CTAS2025. You must have your 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials), to be able to access the Annual Meeting.

Who may vote
Shareholders of Cintas, recorded in our stock register on September 2, 2025, may vote at the Annual Meeting. As of that date, Cintas had 404,391,450 shares of common stock outstanding, including 1,440,926 outstanding shares of restricted stock. Each share is entitled to one vote on each matter submitted to the shareholders at the Annual Meeting.

How to vote
If you are a registered shareholder, there are several ways for you to vote. You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. You may also vote by Internet before the date of the Annual Meeting, by proxy or by telephone using one of the methods described in the proxy card. We recommend you vote by mail, Internet or telephone even if you plan to attend the Annual Meeting. If you vote by Internet or telephone, please do not return the proxy card. If voting by mail, please complete, sign and date your proxy card enclosed with these proxy materials. If desired, you can change your vote during the Annual Meeting.

How proxies work
Cintas' Board is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting.

All proxies properly signed will, unless a different choice is indicated, be voted "FOR" the election of all nominees proposed by the Nominating and Corporate Governance Committee, "FOR" the resolution approving the compensation of our NEOs, "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2026, and "AGAINST" the shareholder proposal regarding support for shareholder ability to call for a special shareholder meeting.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote. Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the virtual shareholder meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.

If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

Revoking a proxy
You may revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date, by voting via the Internet or by telephone at a later time, by participating in the Annual Meeting live via the Internet and voting again or by notifying Cintas' Secretary in writing at the address under "Questions" on page 60.

Quorum
In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the voting power must be represented at the Annual Meeting, present by proxy or in person.

Votes needed
Each director nominee will be elected by the majority of the votes cast with respect to that nominee, subject to a resignation policy in our Bylaws that applies to any nominee who does not receive a majority of the votes cast. See "Election of Directors" on page 8. Approval of Proposals 2, 3, and 4 requires the affirmative vote of the majority of the votes cast on each proposal. Approval of all other matters considered at the meeting, including adjournment, will require the affirmative vote of a majority of the votes cast; provided, however, that any postponement of the meeting shall require the approval of the Chairman of the Board acting at the direction of the Board.

Abstentions (including abstentions with respect to one or more nominees) and broker nonvotes count for quorum purposes.
Broker nonvotes occur for a particular proposal when a broker returns a proxy but does not have authority to vote on that proposal. Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, the beneficial owner, the bank or broker generally has discretionary voting power only with respect to so-called routine matters, such as the ratification of appointment of the independent registered public accounting firm. A bank or broker does not have the discretion to cast votes with respect to Proposal 1, 2, or 4 unless it has received voting instructions from the beneficial owner of the shares because they are non-routine matters. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your votes with respect to these Proposals are counted.
Abstentions and broker nonvotes will have no effect on Proposals 1, 2, or 4. Because Proposal 3 is a routine matter, there will be no broker nonvotes on Proposal 3.

PROPOSALS FOR NEXT YEAR
Shareholders who desire to submit proposals under Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for the 2026 Annual Meeting of Shareholders must submit their proposals in writing to Cintas at its offices on or before May 19, 2026, and must comply with any and all requirements set forth in Cintas' Bylaws as such may be amended from time to time, in Rule 14a-8 under the Exchange Act and in the NASDAQ rules.
For shareholder proposals outside of Rule 14a-8, Cintas' Bylaws require that shareholders present items of new business and nominees for director not earlier than 150 days and at least 120 days prior to the date of the annual meeting. For the 2025 Annual Meeting, Cintas did not receive notice of any such matters from shareholders prior to 5:00 p.m. Eastern Time on June 30, 2025.
The form of Proxy for Cintas' Annual Meeting of Shareholders grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Cintas' proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2026 Annual Meeting, it must be received not earlier than 150 days and at least 120 days prior to the date of the meeting. If there is a change in the anticipated date of next year's Annual Meeting or these deadlines by more than 30 days, Cintas will notify all shareholders of this change through a report on Form 8-K, 10-Q or 10-K.
In addition to satisfying the foregoing requirements under Cintas’ Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Cintas’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to Cintas at its principal executive offices no later than 60 calendar days prior to the anniversary date of the 2025 Annual Meeting (for the 2026 Annual Meeting, no later than August 31, 2026). However, if the date of the 2026 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by Cintas.
SHAREHOLDERS SHARING
THE SAME ADDRESS
To the extent we deliver paper copies of our annual report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, the SEC rules allow us to deliver a single copy of such proxy materials to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.
We will promptly deliver, upon oral or written request, a separate copy of our annual report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials to any shareholder residing at the same address as another shareholder and currently receiving only one copy of such proxy materials who wishes to receive his or her own copy. Similarly, multiple shareholders residing at the same residence that are currently receiving separate copies of our annual report to security holders, proxy statement or Notice of Internet Availability of Proxy Materials may request that a single copy of such proxy materials be delivered. Requests should be directed to our Corporate Secretary by phone at (513) 459-1200 or by mail to Cintas Corporation, 6800 Cintas Boulevard, P. O. Box 625737, Cincinnati, Ohio 45262-5737.

FUTURE ELECTRONIC ACCESS TO
PROXY MATERIALS AND ANNUAL REPORT
Registered shareholders can further reduce the costs incurred by the Company by consenting to receive all future proxy statements, proxy cards, annual reports to shareholders and Notices of Internet Availability of Proxy Materials, as appropriate, electronically via e-mail or the Internet. To sign up for electronic delivery of future proxy materials, you must vote your common shares electronically via the Internet by logging on to www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You will be responsible for any fees or charges that you would typically pay for access to the Internet.
COMPANY DOCUMENTS
AND COMMUNICATIONS
Cintas makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (SEC), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC's website (www.sec.gov). To access these filings, go to our website (www.cintas.com) and select About - Investor Relations - Financial Reports. The information included in our website is not incorporated herein by reference. Copies of Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2025, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to: D. Brock Denton, Senior Vice President, General Counsel and Secretary, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737.

QUESTIONS
If you have questions or need more information about the Annual Meeting, including the address and share ownership information of the shareholder proponents, call (513) 459-1200 or write to:
D. Brock Denton
Senior Vice President, General Counsel and Secretary
6800 Cintas Boulevard
P. O. Box 625737
Cincinnati, Ohio 45262-5737.
For information about your record holding, contact Equiniti at 1-800-401-1957 or visit www.shareowneronline.com. We also invite you to visit Cintas' internet site at www.cintas.com. Internet site materials are for your general information and are not part of this proxy solicitation.

CINTAS®
READY FOR THE WORKDAY®

CINTAS CORPORATION
6800 CINTAS BOULEVARD
P.O. BOX 625737
CINCINNATI, OH 45262-5737
ATTN: LEISHA SMITH

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 27, 2025 for shares held directly and by 11:59 p.m. Eastern Time on October 23, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CTAS2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 27, 2025 for shares held directly and by 11:59 p.m. Eastern Time on October 23, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V77496-P37298 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

V77497-P37298

CINTAS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints SCOTT D. FARMER, TODD M. SCHNEIDER and SCOTT A. GARULA, and each or any of them, each with full power of substitution, as proxies to represent and vote at the Virtual Annual Meeting of Shareholders of Cintas Corporation (the "Company") to be held virtually at www.virtualshareholdermeeting.com/CTAS2025, on Tuesday, October 28, 2025, at 11:30 A.M. (Eastern Daylight Time), and at any postponement or adjournment thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company which the undersigned would be entitled to vote, as directed on the reverse side, and, in their discretion, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side